MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion and analysis provides additional detail on the operating results and financial condition of the Company for the periods indicated. The discussion should be read in conjunction with the audited consolidated financial statements and notes of FVNB Corp. which present the Company's results of operations for the years 1998 through 2000 and its financial condition as of December 31, 2000 and 1999. Taxable-equivalent adjustments assume a 34% federal income tax rate.

RESULTS OF OPERATIONS

         Net income of the Company for 2000 was approximately $8,252,000, or $3.48 per share. This compares to $7,502,000, or $3.16 per share, for 1999 and $6,072,000, or $2.56 per share, for 1998. The return on average assets of 1.22% and return on average equity of 13.21% for 2000 compare to 1.18% and 12.72% for 1999 and 1.16% and 9.83% for 1998, respectively. The earnings summary for the years ended December 31, is as follows (in thousands, except per share amounts):

                                                     2000        1999        1998
                                                   -------     --------    -------
Total interest income*                             $50,925     $44,837     $37,586
Total interest expense                              23,216      19,776      17,724
                                                   -------     --------    -------
    Net interest income                             27,709      25,061      19,862
Provision for loan and lease losses                    700          86           0
Non-interest income                                 10,320       8,569       5,539
Non-interest expense                                24,359      21,869      16,146
                                                   -------     --------    -------
    Income before income taxes                      12,970      11,675       9,255
Taxable-equivalent adjustment*                          24          37          51
Income tax expense                                   4,694       4,136       3,132
                                                   -------     --------    -------
    Net income                                     $ 8,252     $ 7,502     $ 6,072
                                                   =======     =======     =======
Basic earnings per share                           $  3.48     $  3.16     $  2.56

Diluted earnings per share                         $  3.47     $  3.16     $  2.56

Return on average assets                              1.22%       1.18%       1.16%

Return on average equity                             13.21%      12.72%       9.83%

* TAX-EXEMPT INCOME IS RECORDED ON A FULLY TAXABLE-EQUIVALENT (FTE) BASIS.

     RETURN ON AVERAGE ASSETS             RETURN ON AVERAGE EQUITY


            [Graph]                                [Graph]

NET INTEREST INCOME

     NET INTEREST INCOME (FTE)            NET INTEREST SPREAD (FTE)




            [Graph]                                [Graph]




         Net interest income on a taxable equivalent basis amounted to approximately $28,573,000 in 2000 compared to $25,610,000 and $19,862,000 in
1999 and 1998, respectively. The changes in the components of net interest income are detailed in the rate/volume analysis on page 51. The increase in net interest income of approximately $2,963,000, or 11.57%, from 1999 to 2000 is due to overall growth in the average volume of earning assets and interest bearing liabilities related primarily to the Company's acquisition of Mid-Coast Savings Bank in April 2000. The acquisition is discussed further in Note 20 to the consolidated financial statements. In addition to this overall growth, the Company experienced rising rates on both earning assets and interest-bearing liabilities during 2000. Average earning assets increased approximately $32,269,000, or 5.58%, from 1999 to 2000 while average interest bearing liabilities increased approximately $21,908,000, or 4.64%, over the same period. Yields on earning assets increased approximately 59 basis points from 7.75% in 1999 to 8.34% in 2000 while the cost of interest bearing liabilities increased approximately 46 basis points from 4.07% in 1999 to 4.53% in 2000.

INTEREST RATE SENSITIVITY

         The Company's general strategy with regard to asset/liability and interest rate risk management is to match maturities and amounts of interest rate sensitive assets with maturities and amounts of interest rate sensitive liabilities in such a manner as to minimize risk exposure resulting from changes in market rates. While matching interest rate sensitivity will provide some insulation from adverse changes in market rates, it will not assure a stable net interest spread, as yields and rates may change simultaneously but in varying degrees. Such changes in market rates and spreads could materially affect the overall net interest income spread even in situations where asset/liability sensitivities are perfectly matched.

         The Company calculates and monitors interest rate sensitivity in various ways. One method of calculating interest rate sensitivity is through gap analysis. A gap is the difference between the amount of interest rate sensitive assets and interest rate sensitive liabilities that reprice or mature in a given time period. Positive gaps occur when interest rate sensitive assets exceed interest rate sensitive liabilities, and negative gaps occur when interest rate sensitive liabilities exceed interest rate sensitive assets. A positive gap position in a period of rising interest rates should normally have a positive effect on net interest income since assets will generally reprice faster than liabilities. Conversely, net interest income should normally contract somewhat in a period of declining interest rates. This type of analysis should be used with caution, however, since gap positions at any given time may be quickly changed by management in response to market conditions. At December 31, 2000, the Company's cumulative one year repricing gap position was a negative $127 million, or 20.79% of total average earning assets.

         Since market rate changes do not affect all categories of assets and liabilities equally or at the same time, simulation analysis is also employed by the Company to supplement its gap analysis and further quantify interest rate risk exposure in various rate environments. On an ongoing basis, the Company reviews its internal pricing strategies in conjunction with its gap position in order to appropriately price deposit and loan products in response to anticipated market rate conditions. In addition, various investment securities are considered for purchase that include a balance of short term fixed rate instruments to limit exposure in a stable rate environment as well as variable rate instruments to guard against exposure to falling interest margins in a rising rate environment.

         Based on the current structure of the balance sheet as well as long term objectives established by management, the Company's Board of Directors has determined policy guidelines within which changes in net interest income and market value of portfolio equity may fall with respect to changes in interest rate risk. (Market value of portfolio equity is defined as the difference between the fair values of financial assets and liabilities resulting from the discounting of their respective future cash flows at current market rates.) Based on simulation analysis performed as of December 31, 2000, the Company would experience an increase in net interest income of approximately $1,609,000, or 5.59%, and a decrease in market value of portfolio equity of approximately $12,549,000, or 22.13%, in the event of a 200 basis point rise in interest rates. Conversely, the Company would experience a decrease in net interest income of approximately $2,052,000, or 7.13%, and an increase in market value of portfolio equity of approximately $13,979,000, or 24.65%, in the event of a 200 basis point decline in interest rates. These results are within the limits established by the Company's Board of Directors.

         While future interest rates and the effects of changes in interest rates on portfolio equity cannot be accurately predicted, it is not expected that future changes in rates will have a material adverse impact on the Company' s net interest income or portfolio equity. Calculations of the potential impact of hypothetical interest rate changes are based on numerous assumptions including levels of market rates, prepayments and deposit runoffs and should not be considered indicative of actual results. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgage loans, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making the calculations set forth above. Additionally, increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

LIQUIDITY

         Liquidity is the Company's ability to meet potential depositor withdrawals, to provide for customer credit needs, to maintain adequate statutory reserve levels, and to take full advantage of investment opportunities as they arise. The liquidity position of the Company is continuously monitored and adjustments are made to the balance between sources and uses of funds as deemed appropriate by management.

         Asset liquidity is provided by cash and assets which are readily marketable or which will mature in the near future ("liquid assets"). These include federal funds sold, time deposits with banks, and investment securities and loans which are nearing maturity. At December 31, 2000, the Company's liquidity ratio, defined as liquid assets as a percentage of deposits, was 20.04% compared to 32.89% at December 31, 1999.

Liability liquidity is provided by access to funding sources, principally core depositors and correspondent banks which maintain accounts with and sell federal funds to the Company. Interest-bearing deposits (excluding certificates of deposit of $100,000 or more) totaled approximately $376,816,000, or 64.04%, of total deposits, at December 31, 2000 compared to $368,063,000, or 66.34%, of total deposits, at December 31, 1999.

NON-INTEREST INCOME

         Non-interest income was approximately $10,320,000 for the year ended December 31, 2000 compared to $8,569,000 and $5,539,000 for the years ended December 31, 1999 and 1998, respectively. This represents an increase of approximately $1,751,000, or 20.43%, from 1999 to 2000 and $3,030,000, or
54.70%, from 1998 to 1999.

                                                                        [Graph]

         During 2000, the Company sold various investment securities with a total book value of approximately $10,000,000 resulting in a net loss of approximately $160,000. No bonds were called during 2000. During 1999, the Company sold various investment securities with a total book value of approximately $27,046,000 resulting in a net loss of approximately $64,000. In addition, several bonds with a total book value of approximately $17,000,000 were called resulting in a net gain of approximately $4,000. These sales are discussed in further detail in Note 4 to the consolidated financial statements.

         Trust service fees increased approximately $169,000, or 9.79%, from 1999 to 2000, due primarily to an overall increase in the volume of accounts serviced. Trust service fees also increased from 1998 to 1999 by approximately $228,000, or 15.21%. These increases were each due primarily to continued growth in the volume of accounts serviced over the periods reported.

         Service charges and fees on deposit accounts increased approximately $421,000, or 9.77%, from 1999 to 2000 due primarily to an increase in the volume of insufficient funds charges and check card transaction fees recognized as well as additional fee income recorded by the Company as a result of the introduction of new deposit products at Citizens Bank of Texas. Service charges and fees on deposit accounts increased approximately $1,007,000, or 30.48%, from 1998 to 1999 due primarily to additional fee income recorded by the Company as a result of the acquisition of Citizens Bank of Texas, N.A. and Citizens Mortgage Company. The Company also experienced increased fee income as a result of general growth in account volumes and increased ATM activity during the same period.

         Net losses on sales of assets decreased from 1999 to 2000 by approximately $56,000, or 76.71%. This was due primarily to a decrease in the volume of other real estate owned and other foreclosed assets on the Company's books during the year. Net losses on sales of assets increased from 1998 to 1999 by approximately $57,000, or 356.25% due primarily to the addition of losses on sales of assets recognized by Citizens Bank of Texas during the year of acquisition as well as an overall increase in the sales of foreclosed assets during the year.

         Other non-interest income increased from 1999 to 2000 by approximately $1,205,000, or 45.23%. This increase was due to growth in commission fee income as well as the addition of rental income related to the operating lease of an aircraft. Other non-interest income increased approximately $1,953,000, or

274.68% from 1998 to 1999 due primarily to fee income resulting from the acquisition of Citizens Bank of Texas as well as rental income recognized as the result of the operating lease of an aircraft. The operating lease is discussed in further detail in Note 19 to the consolidated financial statements.

NON-INTEREST EXPENSE

         The Company reported non-interest expense of approximately $24,359,000 for the year ended December 31, 2000 compared to $21,869,000 and $16,146,000 in 1999 and 1998, respectively. This represents an increase of approximately $2,490,000, or 11.39%, from 1999 to 2000 and $5,723,000 or 35.45%, from 1998 to
1999.

                                                                       [Graph]

         Salaries and wages increased approximately $698,000, or 6.65%, from 1999 to 2000. This increase is due primarily to the acquisition of Mid-Coast Savings Bank in April 2000 as well as normal periodic merit increases and staff growth. Salaries and wages increased approximately $2,832,000, or 36.95%, from 1998 to 1999. This increase was due primarily to the acquisition of Citizens Bank of Texas as well as normal periodic merit increases and increased expense related to the accrual of short-term incentive programs compared to the prior year. Employee benefits increased only $19,000, or 1.37%, from 1999 to 2000 due primarily to stable or decreased costs related to the group medical and pension plans of First Victoria National Bank. Employee benefits increased approximately $95,000, or 7.38%, from 1998 to 1999 due primarily to the impact of the acquisition of Citizens Bank of Texas in 1999. Further discussion of the Company's employee benefits plans is included in Note 9 to the consolidated financial statements.

         Net occupancy expense increased approximately $78,000, or 5.78%, in 2000 due primarily to the addition of expenses related to the operation of the Edna and Ganado branch facilities acquired in April 2000 in the Mid-Coast Savings Bank acquisition. Net occupancy expense increased approximately $170,000, or 14.42%, from 1998 to 1999 due to the acquisition of Citizens Bank of Texas offset by a decrease in expense related to building repairs and maintenance as well as decreased depreciation expense resulting from property becoming fully depreciated during the year. Furniture and equipment expense increased approximately $528,000, or 34.81%, from 1999 to 2000 due primarily to the acquisition of Mid-Coast Savings Bank during 2000 as well as additional depreciation expense recorded on the Company's books related to the aircraft acquired through the operating lease transaction in July 1999. Furniture and equipment expense increased approximately $798,000, or 110.99% from 1998 to 1999 due primarily to the acquisition of Citizens Bank of Texas as well as depreciation expense recognized on the aircraft acquired through the operating lease transaction in mid-year. The operating lease transaction is discussed in further detail in Note 19 to the consolidated financial statements. Expenses related to communication and supplies increased approximately $199,000, or 14.57%, from 1999 to 2000 due primarily to the operation of the Edna and Ganado branches acquired during 2000 as well as the installation and operation of new telephone equipment and telephone lines at Citizens Bank of Texas. Communication and supplies expense increased approximately $292,000, or 27.19%, from 1998 to 1999 due primarily to the acquisition of Citizens Bank of Texas. Data processing expense increased from 1999 to 2000 by approximately $109,000, or 9.27%. This was due primarily to costs related to the implementation of fvnb.com, a web portal introduced in September 2000. Data processing expense increased approximately $173,000, or 17.25%, from 1998 to 1999 due to the acquisition of Citizens Bank of Texas. Marketing and advertising expense increased by approximately $115,000, or 16.43%, from 1999 to 2000 due to the design and implementation of the Company's web portal and increased promotion of First Victoria National
Bank's internet banking product. Marketing and advertising expense also increased from 1998 to 1999 by approximately $134,000, or 23.67%, due primarily to the acquisition of Citizens Bank of Texas as well as an increased level of expense related to charitable contributions. Professional fees decreased by approximately $31,000, or 3.01%, in 2000. In addition, professional fees increased by approximately $463,000, or 81.66% from 1998 to 1999. These changes were each due primarily to the recognition of nonrecurring expense related to the write-off of organizational costs by the Company in January 1999 related to legal services performed during the formation of the Parent Company as required by AICPA Statement of Position
98-5. Expense associated with the operation of other real estate has remained nominal over the past three years as the amount of foreclosed property held by the Company has been at a minimum.

         FDIC insurance premiums increased by approximately $54,000, or 90.00% in 2000 and $11,000, or 22.45% in 1999 due primarily to continued deposit growth from acquisitions as well an increase in premium assessment rates during 2000. The Company paid the minimum premium assessment available under each fee structure for each of the three years presented. Amortization of goodwill and intangibles increased by approximately $233,000, or 32.41% from 1999 to 2000 and $588,000, or 448.85% from 1998 to 1999. These increases were each directly attributable to the acquisitions of Mid-Coast Savings Bank and Citizens Bank of Texas in 2000 and 1999, respectively. The Company's acquisitions are discussed in further detail in Note 20 to the consolidated financial statements. Total other non-interest expense increased approximately $476,000, or 22.96% from 1999 to 2000 due primarily to the recognition of a non-recurring adjustment to the franchise tax expense recognized by First Victoria National Bank in 1999 as well as increased costs related to entertainment and business development.

         The Company recorded current federal income tax expense of approximately $3,074,000, $2,027,000 and $1,424,000 in 2000, 1999 and 1998,
respectively. In addition, the Company recognized deferred tax expense of approximately $1,620,000, $2,109,000 and $1,708,000 in 2000, 1999 and 1998,
respectively. As of December 31, 2000 and 1999, the Company had net deferred tax liabilities of approximately $6,915,000 and $4,016,000, respectively which are reflected in other liabilities on the consolidated financial statements. Federal income taxes are discussed in further detail in Note 7 to the consolidated financial statements.

INVESTMENT SECURITIES

         During 2000, the Company sold various fixed rate securities with a total book value of approximately $10,000,000 resulting in a net loss of approximately $160,000. The securities were sold primarily for liquidity purposes. There were no called bonds during the year ended December 31, 2000. During 1999, the Company sold various fixed rate securities with a total book value of approximately $27,046,000 resulting in a net loss of approximately $64,000. These securities were sold primarily for liquidity purposes as well as to restructure the investment portfolio and fund loan demand. In addition, there were several called bonds during the same period with a total book value of approximately $17,000,000 resulting in a net gain of approximately $4,000.

                          AVERAGE SECURITIES AND YIELDS



                                   [Graph]



         The average yield of the securities portfolio for the year ended December 31, 2000 was 5.88%, compared with 5.76% for 1999. A comparison of investment securities by category at amortized cost and approximate market value as of December 31, is as follows (in thousands):

                                                             December 31, 2000            December 31, 1999
                                                          -----------------------     ------------------------
                                                          Amortized       Market       Amortized       Market
                                                             Cost         Value          Cost          Value
                                                          ---------     ---------     ---------      ---------
U.S. Treasuries                                           $     192     $     192     $     193      $     191
U.S. Government Agencies                                    100,358        99,272       111,253        107,534
Mortgaged-backed securities and collateralized
    mortgage obligations                                     41,275        40,667        48,168         46,833
State and political subdivisions                                914           919         1,290          1,281
Other                                                         3,363         3,363         2,937          2,937
                                                          ---------     ---------     ---------      ---------
Total                                                     $ 146,102     $ 144,413     $ 163,841      $ 158,776
                                                          =========     =========     =========      =========


         As of December 31, 2000 and 1999, the Company' s entire investment portfolio was classified as available-for-sale. As of December 31, 2000, this classification resulted in an unrealized loss of approximately $1,689,000. This was reflected as a decrease to available-for-sale securities of approximately $1,689,000 and a corresponding decrease to shareholders' equity and a deferred tax asset of approximately $1,115,000 and $574,000, respectively. As of December 31, 1999, the classification resulted in an unrealized loss of approximately $5,065,000. This was reflected as a decrease to available-for-sale securities of approximately $5,065,000 and a corresponding decrease to shareholders' equity and a deferred tax asset of approximately $3,343,000 and $1,722,000, respectively.

         Securities with a par value of approximately $93,750,000 and $138,790,000 at December 31, 2000 and 1999, respectively, were pledged to secure public and trust deposits as required or permitted by law.

LOANS AND LEASES


                      AVERAGE LOANS AND LEASES
                               [Graph]




         Average loans and leases increased approximately $66,937,000, or 18.37%, from 1999 to 2000. This was due primarily to continued strong business development as well as the acquisition of Mid-Coast Savings Bank in April 2000. The acquisition transaction added approximately $23,950,000 to the Company's existing loan portfolio. Included in commercial and financial loans is a net lease receivable totaling approximately $7,661,000 as of December 31, 2000. The following table classifies loans and leases, by type, as of December 31, (in thousands):

                                    2000              1999              1998              1997              1996
                                    ----              ----              ----              ----              ----
                                   Amount      %      Amount      %     Amount     %     Amount       %     Amount        %
                                 ---------   ----   ---------   ----  ---------  ----   ---------   ----   --------     ----
Commercial and financial         $ 101,323    22%   $  88,660    23%  $  63,255   22%   $  57,648    22%   $  34,471     17%

Real estate--

    Mortgage                       207,175    44      157,693    41     106,410   36       91,075    34       79,233     39

    Construction                    19,906     4       12,887     3       3,736    1        3,738     1        4,101      2

Agriculture                         81,724    17       74,715    19      75,793   26       74,671    28       55,647     28

Consumer                            60,184    13       53,574    14      43,776   15       38,996    15       28,187     14
                                 ---------   ----   ---------   ----  ---------  ----   ---------   ----   ---------    ----
    Total loans and leases         470,312   100%     387,529   100%    292,970  100%     266,128   100%     201,639    100%
                                             ====               ====             ====               ====                ====
Less--
    Unearned income                    (27)              (122)             (108)             (126)              (185)
    Allowance for loan and
      lease losses                  (5,080)            (4,573)           (3,308)           (2,861)            (2,475)
                                 ---------          ---------         ---------         ---------          ---------
    Net loans and leases         $ 465,205          $ 382,834         $ 289,554         $ 263,141          $ 198,979
                                 =========          =========         =========         =========          =========

                      ALLOWANCE TO TOTAL LOANS AND LEASES
                                   [Graph]

ALLOWANCE FOR LOAN & LEASE LOSSES

         The Company's allowance for loan and lease losses is based on the ongoing assessment of risks inherent in the loan and lease portfolio as well as the potential impact of certain off-balance sheet financial instruments. In evaluating the adequacy of the allowance, management incorporates such factors as economic trends; volume of past due and non-performing loans; changes in loan portfolio volume, composition and concentrations; historical loss factors based on actual performance over a period of time; and experience, ability and effectiveness of lending management and staff. In addition, management considers historical allowance for loan and lease loss factors established throughout the industry for companies of similar size and function as an additional means of evaluating the reasonableness of the allowance. Based on these factors, management of the Company believes that the allowance for loan and lease losses was adequate to cover expected losses at December 31, 2000 and remains within the levels reported throughout the industry. As conditions are continually changing, it is necessary for management to regularly review the loan and lease portfolio as well as industry trends and economic factors to ensure that the allowance remains at a reasonable level and make adjustments as appropriate. Any changes to the allowance resulting from subsequent assessments and revised loss estimates will be reflected in future earnings.

         The allowance for loan and lease losses at December 31, 2000, was approximately $5,080,000, or 1.08%, of outstanding loans and leases. This compares to $4,573,000, or 1.18%, of outstanding loans at December 31, 1999. The allowance increased approximately $507,000, or 11.09%, while total loans and leases net of discount increased approximately $82,878,000, or 21.39%, over the same period. The net increase in the allowance during 2000 was due primarily to a provision for loan losses recorded on the books of Citizens Bank of Texas of $700,000 offset by total net loan charge-offs of approximately $279,000 recognized on the books of the Subsidiary Banks. In addition, an increase in the reserve of approximately $86,000 was recognized as the result of the acquisition of Mid-Coast Savings Bank in April 2000. Net charge-offs of approximately $279,000 in 2000 compare to net recoveries of approximately $579,000 and $447,000 in 1999 and 1998, respectively.

         Pursuant to regulatory guidelines and as a further refinement of the allocation process, the Company allocates the total allowance for loan and lease losses to specific categories; however, the total allowance for loan and lease losses was available to absorb any losses on all loans and leases in the portfolio. The allowance for loan and lease losses was allocated to the following categories as of December 31, (in thousands):

                                   2000             1999               1998              1997                1996
                                   ----             ----               ----              ----                ----
                              Amount   % (1)   Amount    % (1)    Amount   % (1)    Amount   % (1)     Amount    % (1)
                              ------   -----   ------    -----   -------   -----   -------   -----    -------    -----
Commercial and financial      $1,770    .4%    $   852    .2%    $   297    .1%    $   195    .1%     $    85      .0%
Real estate                    1,134    .2         153    .1         158    .1         175    .1          521      .3
Agriculture                      941    .2       2,073    .5       2,179    .7       1,753    .7        1,634      .8
Consumer                       1,235    .3       1,495    .4         674    .2         738    .2          235      .1
                              ------   -----   ------    -----   -------   -----   -------   -----    -------    -----
                              $5,080   1.1%    $ 4,573   1.2%    $ 3,308   1.1%    $ 2,861   1.1%     $ 2,475     1.2%
                              ======   =====   =======   =====   =======   =====   =======   =====    =======    =====

(1) PERCENT OF ALLOWANCE IN EACH CATEGORY TO TOTAL LOANS AND LEASES.

         Following is an analysis of the allowance for loan and lease losses for the years ended December 31, (in thousands):

                                                                 2000          1999         1998         1997             1996
                                                                 ----          ----         ----         ----             ----

Balance at beginning of year                                    $4,573        $3,308       $2,861       $2,475           $2,182
Addition to reserve related to acquisitions                         86           600            0            0                0
Provision (credit) charged to operating expense                    700            86            0         (300)               0

Loans and leases charged off:
  Commercial and financial                                        (416)         (324)         (92)         (42)            (112)
  Real estate                                                        0           (14)          (2)         (11)             (23)
  Agriculture                                                     (187)          (13)        (140)           0               (9)
  Consumer                                                        (347)         (452)        (290)        (213)             (78)
                                                                ------        ------       ------       ------           ------

    Total charged off                                             (950)         (803)        (524)        (266)            (222)
                                                                ------        ------       ------       ------           ------

Recoveries of loans and leases previously charged off:
  Commercial and financial                                         213         1,028          246          270              327
  Real estate                                                      253            78          157          619              125
  Agriculture                                                      124           168          510           16               23
  Consumer                                                          81           108           58           47               40
                                                                ------        ------       ------       ------           ------

    Total recoveries                                               671         1,382          971          952              515
                                                                ------        ------       ------       ------           ------

Net loans and leases (charged-off) recovered                      (279)          579          447          686              293
                                                                ------        ------       ------       ------           ------

Balance at year end                                             $5,080        $4,573       $3,308       $2,861           $2,475
                                                                ======        ======       ======       ======           ======

Allowance for loan and lease losses as a
  percentage of total loans                                       1.08%         1.18%        1.14%        1.08%            1.23%

Net charge-offs or recoveries as a percentage of
  average loans and leases outstanding                             .06%          .16%         .16%         .29%             .16%

NON-PERFORMING ASSETS

         The Company accounts for impaired loans and leases in accordance with SFAS No. 114 " Accounting by Creditors for Impairment of a Loan" as amended by SFAS No. 118 " Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure" . These standards address the accounting by creditors for the impairment of certain loans and leases as well as the accounting for troubled debt restructurings. A loan and lease is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the original contractual terms of the loan or lease agreement. The standards require that impaired loans that fall within the scope of SFAS No. 114, as amended by SFAS No. 118, be measured based on the present value of expected future cash flows for each loan or lease discounted at the effective interest rate or, as a practical expedient, at the observable market price or the fair value of the collateral if the loan is collateral dependent. Total impaired loans and leases on the Company's books (including non-accrual and restructured loans) amounted to approximately $1,969,000 and $1,709,000 as of December 31, 2000 and 1999, respectively. Approximately $496,000 and $471,000 of the allowance for loan and lease losses was allocated specifically to these loans as of December 31, 2000 and 1999, respectively. The average balance of impaired loans and leases outstanding was approximately $1,515,000 and $2,191,000 during 2000 and 1999, respectively.

         Foreclosed assets are carried in other assets at the lower of the loan balance or estimated fair value less estimated selling costs and totalled approximately $19,000 and $297,000 at December 31, 2000 and 1999, respectively. The Company recorded net losses on the sale of foreclosed assets of approximately $14,000, $72,000 and $22,000 in 2000, 1999 and 1998,
respectively.

                              NON-PERFORMING ASSETS
                                    [Graph]

         Non-performing assets at December 31, 2000 totaled approximately $2,197,000, an increase of approximately $24,000, or 1.10%, from the amount reported in 1999. The following table presents a breakdown of past due and non-performing assets as of December 31, (in thousands):

Past due 90 days or more and still accruing:                   2000         1999         1998         1997          1996
                                                               ----         ----         ----         ----          ----
  Commercial and financial                                        $   92       $    0       $    1       $   51        $   34
  Real estate                                                         12           66            0            2           118
  Agriculture                                                         64           57          134           18            12
  Consumer                                                            42           44           14           70            11
                                                             -----------   ----------   ----------   ----------   -----------
      Total past due 90 days or more                                 210          167          149          141           175
                                                             -----------   ----------   ----------   ----------   -----------
Non-Performing Assets:
  Non-accrual:
    Commercial and financial                                         786          288          313           77           163
    Real estate                                                      831        1,063          972          898           598
    Agriculture                                                      304          326          700          853           871
    Consumer                                                          16            0            0            6             0
                                                             -----------   ----------   ----------   ----------   -----------
      Total non-accrual                                            1,937        1,677        1,985        1,834         1,632
                                                             -----------   ----------   ----------   ----------   -----------
  Restructured Loans and Leases:
    Commercial and financial                                           0            0            0            0             0
    Real estate                                                       31           32          750          750           750
    Agriculture                                                        0            0          724          789           811
    Consumer                                                           0            0            0            0             0
                                                             -----------   ----------   ----------   ----------   -----------
      Total restructured loans and leases                             31           32        1,474        1,539         1,561
                                                             -----------   ----------   ----------   ----------   -----------

Real estate and other collateral acquired
through foreclosure                                                   19          297          104           13            39
                                                             -----------   ----------   ----------   ----------   -----------

      Total non-performing assets                                 $2,197       $2,173       $3,712       $3,527        $3,407
                                                             ===========   ==========   ==========   ==========   ===========

Non-performing assets as a percentage of loans
and leases and other non-performing assets                           .46%         .56%        1.25%        1.31%         1.66%

DEPOSITS

                      [CHART - AVERAGE DEPOSITS IN MILLIONS]



         Total average deposits increased approximately $40,638,000, or 7.71%, from 1999 to 2000 and approximately $96,009,000, or 22.29% from 1998 to 1999.
The average amounts outstanding and average rates paid on deposits for the years ended December 31, are set forth below (dollars in thousands):



                                                            2000                       1999                       1998
                                                            ----                       ----                       ----
                                                     Amount       Rate          Amount      Rate          Amount          Rate
                                                     ------       ----          ------      ----          ------          ----
Demand deposits                                     $ 99,658      0.00%        $ 90,231     0.00%        $ 60,848         0.00%

Savings accounts                                      19,640      1.59           19,340     1.52           14,322         1.93

Interest on checking                                  81,086      2.71           81,789     2.61           73,441         2.90

Money market accounts                                 71,422      2.85           75,316     2.79           63,219         3.21

Time deposits                                        295,616      5.46          260,108     4.89          218,945         5.36
                                                    --------      ----         --------     ----         --------         ----

    Total average deposits                          $567,422      3.64%        $526,784     3.28%        $430,775         3.76%
                                                    ========      ====         ========     ====         ========         ====


SHORT-TERM BORROWINGS

         The Company's primary source of short-term borrowings is federal funds purchased from correspondent banks and securities sold under agreements to repurchase.



                                                                                                   December 31,
                                                                                                   ------------
                                                                                  2000                1999               1998
                                                                                  ----                ----               ----
Balance at end of period                                                         $12,000             $ 3,750            $12,255

Daily average amount outstanding                                                   9,033              19,330              8,034

Highest month-end balance                                                         12,000              37,945             16,775

Weighted average interest rate                                                      6.34%               4.88%              5.18%

Weighted average interest rate on balance
 outstanding at end of period                                                       5.74%               4.19%              4.80%


CAPITAL

         On January 24, 2001, the Company's Board of Directors declared a regular cash dividend of $.35 per share payable on February 16, 2001 to shareholders of record, as of February 2, 2001. The principal source of the Company's cash revenues is dividends from First Victoria National Bank, and there are certain limitations on the payment of dividends to the Company by First Victoria National Bank. The prior approval of the Office of the Comptroller of the Currency ("OCC") is required if the total of all dividends declared by a national bank in any calendar year would exceed the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years less any required transfers to surplus. In order to fund the acquisition of Citizens Bank of Texas, First Victoria National Bank paid a dividend to the Company for which it was required to receive the prior approval of the OCC. The OCC approved the special dividend and it approved future quarterly dividends to fund the standard cash dividend of the Company, provided that First Victoria National Bank's net income during future quarters is sufficient to support such quarterly dividends. The weighted average number of shares outstanding during 2000 was 2,372,881. The weighted average number of shares outstanding during 1999 was 2,372,792.


[CHART - CAPITAL RATIOS AT 12/31]             [CHART - BASIC EARNINGS PER SHARE]


         The Office of the Comptroller of the Currency ("OCC") and the Federal Deposit Insurance Corporation ("FDIC") have issued comprehensive guidelines implementing risk-based capital requirements. The guidelines make regulatory capital requirements more sensitive to differences in risk profiles among banking organizations, take off-balance sheet exposure into account in assessing capital adequacy and encourage the holding of liquid, low-risk assets. Under these guidelines, at December 31, 2000 and 1999, the Company was required to maintain a minimum ratio of total capital-to-risk-weighted assets of 8.00% of which at least 4.00% must be in the form of Tier I capital. Tier I capital is comprised of the Company's common stock, surplus and retained earnings. At December 31, 2000 and 1999, the percent of total capital-to-risk-weighted assets was 12.28% and 13.28%, respectively. The Company's Tier I capital ratio as of December 31, 2000 and 1999 was 11.24% and 12.23%, respectively, well in excess of the required ratios.

         Tier I leverage ratio is defined as a Company's Tier I capital divided by its adjusted average total assets (net of allowance for loan and lease losses). The minimum leverage ratio is 3.00% for banking organizations carrying the highest regulatory rating. Other institutions are expected to maintain a leverage ratio of at least 4.00% to 5.00% depending upon their particular condition. At December 31, 2000 and 1999, the Company's Tier I leverage ratio was 8.18% and 8.40%, respectively, and exceeds the regulatory minimum.

THE YEAR 2000 ISSUE

         The year 2000 issue involves certain assumptions that were incorporated into the design of many existing computer programs. To conserve expensive computer storage space, many older computer programs determine dates using only two digits to identify the year. In some systems, the assumption that 1900 is the century causes these programs to treat "00" as 1900 rather than 2000. This assumption could cause computer programs and hardware to fail entirely or create erroneous or meaningless results. The Company relies heavily on software applications that could be affected by Year 2000 issues.

         Achieving year 2000 compliance was one of the Company's highest priorities. Senior management and the Board of Directors were actively involved in overseeing Year 2000 compliance efforts to ensure that the Company adequately handled all required aspects of the century date change, including application systems, system interfaces, operations and facilities. To that end, the Board adopted a Year 2000 Project Plan which was developed using the guidelines outlined in the Federal Financial Institutions Examination Council's interagency statement "Year 2000 Project Management Awareness". The Year 2000 Project Plan consisted of five phases: awareness, assessment, renovation, validation, and implementation. The program produced the appropriate level of preparedness, consistent with the guidelines issued by the federal banking regulators. As of the date of this filing, the Company believes that there is no remaining significant risk or exposure as a result of the Year 2000 issue.

FINANCIAL MODERNIZATION LEGISLATION

         On November 12, 1999, the Gramm-Leach-Bliley Act of 1999 ("GLBA") was signed into law. This comprehensive legislation eliminates the barriers to affiliations among banks, securities firms, insurance companies and other financial service providers. GLBA provides for a new type of financial holding company structure under which affiliations among these entities may occur. Under GLBA, a financial holding company may engage in a broad list of financial activities and any non-financial activity that the Federal Reserve Board determines is complementary to a financial activity and poses no substantial risk to the safety and soundness of depository institutions or the financial system. In addition, GLBA permits certain non-banking financial and financially related activities to be conducted by financial subsidiaries of a national bank.

         Additionally, GLBA imposes strict new privacy disclosure and opt-out requirements regarding the ability of financial institutions to share personal non-public customer information with third parties. Under GLBA, a bank holding company may become certified as a financial holding company by filing a declaration with the Federal Reserve Board. Together with a certification that each of its subsidiary banks is well capitalized, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act of 1977. The Company has elected to become a financial company under GLBA and the election was made effective by the Federal Reserve Board as of May 31, 2000. As of December 31, 2000, the Company had not engaged in any additional financial activities permitted by GLBA.

FORWARD-LOOKING INFORMATION

         Certain matters discussed in this report, excluding historical information, include forward-looking statements. Although the Company believes such forward-looking statements are based on reasonable assumptions, no assurance can be given that every objective will be reached. The words "estimate," "expect," "intend" and "project," as well as other words or expressions of similar meaning are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this report. Such statements are based on current expectations, are inherently uncertain, are subject to risks and should be viewed with caution. Actual results and experience may differ materially from the forward-looking statements as a result of many factors.

         Factors that could cause actual results to differ materially from any results projected, forecasted, estimated or budgeted by the Company in forward-looking statements include among others, the following possibilities:
(i) changes in local, state, national and international economic conditions,
(ii) changes in the capital markets utilized by the Company and its subsidiaries, including changes in the interest rate environment that may reduce margins, (iii) changes in state and/or federal laws and regulations to which the Company and its subsidiaries, as well as customers, competitors and potential competitors, are subject, including banking, tax, securities, insurance and employment laws and regulations, (iv) the loss of senior management or operating personnel and the potential inability to hire qualified personnel at reasonable compensation levels, and (v) increased competition from both within and without the banking industry. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement, or to disclose any facts, events or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

Consolidated



Financial



Statements



and Notes to



Consolidated



Financial



Statements

FVNB CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
--------------------------------------------------------------------------------


                                                                                                             December 31,
                                                                                                             ------------
                                                                                                        2000               1999
                                                                                                        ----               ----
                                                                                                             (IN THOUSANDS)
ASSETS
   Cash and due from banks--Note 3                                                                    $ 32,086           $ 26,993
   Federal funds sold                                                                                   15,850             38,170
   Investment securities--Note 4                                                                       144,413            158,776
   Loans and lease receivable (net of allowance for loan and lease losses
     of $5,080 and $4,573 in 2000 and 1999, respectively)--Note 5                                      465,205            382,834
   Premises and equipment, net--Note 6                                                                  30,358             30,693
   Accrued interest receivable                                                                           5,830              4,758
   Goodwill and intangibles--Note 20                                                                    13,817             10,719
   Other assets--Note 5                                                                                  1,848              2,241
                                                                                                      --------           --------

         TOTAL ASSETS                                                                                 $709,407           $655,184
                                                                                                      ========           ========

LIABILITIES
   Deposits:
     Demand                                                                                           $111,041           $ 90,857
     Savings, IOC, and money market accounts                                                           172,743            182,629
     Time--Note 10                                                                                     304,659            281,334
                                                                                                      --------           --------
         TOTAL DEPOSITS                                                                                588,443            554,820
                                                                                                      ========           ========

   Federal funds purchased and securities sold
     under agreements to repurchase                                                                     12,000              3,750
   Other borrowings--Note 14                                                                            30,471             27,827
   Other liabilities--Note 7                                                                            11,021              8,478
                                                                                                      --------           --------

         TOTAL LIABILITIES                                                                             641,935            594,875
                                                                                                      --------           --------

   Commitments and Contingent Liabilities--Notes 8 and 16

SHAREHOLDERS' EQUITY--Note 11
   Common stock ($.01 par value; 20,000,000 shares
     authorized, 2,372,892 shares issued and outstanding)                                                   24                 24
   Surplus                                                                                              15,686             15,682
   Retained earnings                                                                                    52,877             47,946
   Accumulated other comprehensive income--
     net unrealized (losses) gains on investment securities, net of tax                                 (1,115)            (3,343)
                                                                                                      --------           --------
         TOTAL SHAREHOLDERS' EQUITY                                                                     67,472             60,309
                                                                                                      --------           --------

   TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                                         $709,407           $655,184
                                                                                                      ========           ========

       THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL
                                      STATEMENTS.

FVNB CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

                                                                                               Year Ended December 31,
                                                                                               -----------------------
                                                                                      2000             1999              1998
                                                                                      ----             ----              ----
                                                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
INTEREST INCOME:
  Loans and leases receivable, including fees                                        $40,273          $32,790           $24,961
  Investment securities:
    Taxable                                                                            8,842           10,138            10,936
    Tax-exempt                                                                            47               72                99
    Dividends                                                                            211              121               118
  Federal funds sold                                                                   1,516            1,678             1,419
  Other                                                                                   12                1                 2
                                                                                    --------         --------          --------
      TOTAL INTEREST INCOME                                                           50,901           44,800            37,535
                                                                                    --------         --------          --------
INTEREST EXPENSE:
  Deposits-- Note 10                                                                  20,678           17,256            16,176
  Federal funds purchased and securities sold under
    agreements to repurchase                                                             581              957               416
  Other borrowings-- Note 14                                                           1,957            1,563             1,132
                                                                                    --------         --------          --------
      TOTAL INTEREST EXPENSE                                                          23,216           19,776            17,724
                                                                                    --------         --------          --------
      NET INTEREST INCOME                                                             27,685           25,024            19,811
  Provision for loan and lease losses-- Note 5                                           700               86                 0
                                                                                    --------         --------          --------
      NET INTEREST INCOME AFTER
        PROVISION (CREDIT) FOR LOAN AND LEASE LOSSES                                  26,985           24,938            19,811
                                                                                    --------         --------          --------
NON-INTEREST INCOME:
  Net realized (losses) gains on sales of investment securities                        (160)             (60)                41
  Trust service fees                                                                   1,896            1,727             1,499
  Service charges and fees on deposit accounts                                         4,732            4,311             3,304
  Loss on sales of assets-- Note 5                                                      (17)             (73)              (16)
  Other                                                                                3,869            2,664               711
                                                                                    --------         --------          --------
      TOTAL NON-INTEREST INCOME                                                       10,320            8,569             5,539
                                                                                    --------         --------          --------
NON-INTEREST EXPENSE:
  Salaries and wages-- Note 9                                                         11,195           10,497             7,665
  Employee benefits-- Note 9                                                           1,402            1,383             1,288
  Net occupancy expense                                                                1,427            1,349             1,179
  Furniture and equipment                                                              2,045            1,517               719
  Communication and supplies                                                           1,565            1,366             1,074
  Data processing                                                                      1,285            1,176             1,003
  Marketing and advertising                                                              815              700               566
  Professional fees                                                                      999            1,030               567
  FDIC insurance assessment                                                              114               60                49
  Operation of other real estate, net                                                     11              (1)                 3
  Amortization of goodwill and intangibles                                               952              719               131
  Other                                                                                2,549            2,073             1,902
                                                                                    --------         --------          --------
      TOTAL NON-INTEREST EXPENSE                                                      24,359           21,869            16,146
                                                                                    --------         --------          --------
      INCOME BEFORE INCOME TAXES                                                      12,946           11,638             9,204
Income Tax Expense-- Note 7                                                            4,694            4,136             3,132
                                                                                    --------         --------          --------
      NET INCOME                                                                    $  8,252         $  7,502          $  6,072
                                                                                    ========         ========          ========

Basic Earnings Per Share-- Note 12                                                  $   3.48         $   3.16          $   2.56
                                                                                    ========         ========          ========

Diluted Earnings Per Share-- Note 12                                                $   3.47         $   3.16          $   2.56
                                                                                    ========         ========          ========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

FVNB CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
--------------------------------------------------------------------------------

                                                                                            Year Ended December 31,
                                                                                            -----------------------
                                                                                    2000             1999               1998
                                                                                    ----             ----               ----
                                                                                                (IN THOUSANDS)
Net Income                                                                        $  8,252          $ 7,502            $ 6,072
Other comprehensive income, net of tax:
  Net unrealized holding gains (losses) arising during the period                    2,122           (3,434)               490
  Net realized losses (gains) reflected in net income                                  106               39                (27)
                                                                                  --------          -------            -------

    COMPREHENSIVE INCOME                                                          $ 10,480          $ 4,107            $ 6,535
                                                                                  ========          =======            =======

FVNB CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                                                                                    Net
                                                                                                Unrealized
                                                                                  Retained      (Loss) Gain             Total
                                                       Common                     Earnings     on Securities        Shareholders'
                                                       Stock       Surplus       (Note 11)        (Note 4)             Equity
                                                    -----------------------------------------------------------------------------
                                                                                     (IN THOUSANDS)
BALANCE AT DECEMBER 31, 1997                        $     5,932     $ 9,774        $40,776          $  (411)           $56,071

  Change incident to holding
    company formation                                    (5,908)      5,908                                                  0

  Net income                                                                         6,072                               6,072

  Dividends paid                                                                    (3,084)                             (3,084)

  Change in net unrealized (losses) gains
    on investment securities, net of tax                                                                463                463
                                                    -----------     -------        -------          -------            -------

BALANCE AT DECEMBER 31, 1998                                 24      15,682         43,764               52             59,522

  Net income                                                                         7,502                               7,502

  Dividends paid                                                                    (3,320)                             (3,320)

  Change in net unrealized (losses) gains
    on investment securities, net of tax                                                             (3,395)            (3,395)
                                                    -----------     -------        -------          -------            -------

BALANCE AT DECEMBER 31, 1999                                 24      15,682         47,946           (3,343)            60,309

  Net income                                                                         8,252                               8,252

  Dividends paid                                                                    (3,321)                             (3,321)

  Issuance of common stock                                                4                                                  4

  Change in net unrealized (losses) gains
    on investment securities, net of tax                                                              2,228              2,228
                                                    -----------     -------        -------          -------            -------

BALANCE AT DECEMBER 31, 2000                        $        24     $15,686        $52,877          $(1,115)           $67,472
                                                    ===========     =======        =======          =======            =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

FVNB CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

                                                                                          Year Ended December 31,
                                                                                          -----------------------
                                                                            2000                  1999                  1998
                                                                            ----                  ----                  ----
                                                                                              (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                $   8,252             $   7,502            $   6,072
Adjustments to reconcile net income to net cash provided by
 operating activities--
  Net realized losses (gains) on sales of investment securities                 160                    60                  (41)
  Provision for loan and lease
   and other real estate losses                                                 700                    86                    0
  Depreciation                                                                2,389                 1,871                1,205
  Amortization of goodwill and intangibles                                      952                   719                  131
  Premium amortization and discount accretion, net                               97                   168                  235
  Pension (income) expense                                                      (20)                  161                  323
  Loss on sale of assets                                                         17                    73                   16
  (Increase) decrease in accrued interest receivable                           (878)                  660                 (730)
  Net change in other assets and other liabilities                            1,289                  (332)               1,754
                                                                          ---------             ---------            ---------

    NET CASH PROVIDED BY OPERATING ACTIVITIES                                12,958                10,968                8,965
                                                                          ---------             ---------            ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash provided by acquisition of subsidiaries                              5,676                 7,098                    0
Proceeds from sales of securities, available-for-sale                         9,840                26,950               38,243
Proceeds from maturities of securities, available-for-sale                    8,369                33,934              113,122
Purchase of securities, available-for-sale                                     (289)               (6,374)            (192,415)
Net increase in loans to customers                                          (60,159)              (37,041)             (26,577)
Additions to premises and equipment                                          (1,774)              (19,645)                (861)
Proceeds from the sale of assets                                              1,425                   408                   36
                                                                          ---------             ---------            ---------

    NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES                     (36,912)                5,330              (68,452)
                                                                          ---------             ---------            ---------


CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in demand, savings, IOC,
and money market accounts                                                      (734)                  697               19,571
Net increase in time deposits                                                   826                16,951               19,140
Net increase (decrease) in federal funds purchased
and securities sold under agreements to repurchase                            8,250                (8,475)               1,925
Net increase in other borrowed funds                                          1,702                 8,708                6,491
Net increase in capital stock                                                     4                     0                    0
Dividends paid                                                               (3,321)               (3,320)              (3,084)
                                                                          ---------             ---------            ---------

    NET CASH PROVIDED BY FINANCING ACTIVITIES                                 6,727                14,561               44,043
                                                                          ---------             ---------            ---------

    NET (DECREASE) INCREASE IN CASH
     AND CASH EQUIVALENTS                                                   (17,227)               30,859              (15,444)

Cash and cash equivalents, beginning of year                                 65,163                34,304               49,748
                                                                          ---------             ---------            ---------

    CASH AND CASH EQUIVALENTS, END OF YEAR                                $  47,936             $  65,163            $  34,304
                                                                          =========             =========            =========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE CONSOLIDATED FINANCIAL STATEMENTS.

FVNB CORP. AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: The accounting and reporting policies of FVNB Corp. (Parent Company) and subsidiaries (collectively, the Company) conform to generally accepted accounting principles and practices within the banking industry and require management to make certain estimates and assumptions that affect the amounts reported in the consolidated financial statements related to assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from the estimates. A description of the more significant accounting policies follows:

         BASIS OF PRESENTATION -- The consolidated financial statements for the periods presented have been prepared in accordance with accounting standards generally accepted in the United States of America and have been audited by independent accountants. Certain reclassifications have been made to make prior periods comparable.

         PRINCIPLES OF CONSOLIDATION -- In September 1998, FVNB Corp. was organized as a bank holding company for First Victoria National Bank. As a result of the reorganization, shareholders of First Victoria National Bank became shareholders of FVNB Corp. In addition, the par value of common stock outstanding changed from $2.50 per share to $.01 per share. Total authorized shares outstanding also changed from 5,000,000 to 20,000,000. These changes are reflected retroactively for each period shown in the consolidated financial statements. No revaluation of the assets and liabilities was made as a result of this reorganization. Subsequently, in May 2000, the Company made the election to become a financial holding company. The election was effective as of May 31, 2000 and had no impact on the Company' s financial condition or results of operations. In January 1999, the Company completed the acquisition and merger into FVNB Corp. of CBOT Financial Corporation, the parent company of Citizens Bank of Texas, N.A. and Citizens Mortgage Company. Citizens Bank of Texas continues to operate as an independent subsidiary of the Parent Company. Existing banking facilities located in New Waverly, Huntsville and The Woodlands, Texas retained the name Citizens Bank of Texas, N.A. The acquisition, which was accounted for using the purchase method of accounting, is discussed further in Note 20 to the consolidated financial statements.

         The consolidated financial statements of the Company include the accounts of First Victoria National Bank and Citizens Bank of Texas, N.A. (collectively the Subsidiary Banks) and their respective wholly owned subsidiaries as well as Citizens Mortgage Company. The wholly owned subsidiaries of First Victoria National Bank include PMV, Inc., which was established for the purpose of acquiring, managing and liquidating assets acquired in satisfaction of debts previously contracted; First Victoria Community Development Corporation, which was established for the purpose of acquiring, developing, rehabilitating, managing, renting and selling housing units primarily to benefit low and moderate income residents of the local area and to promote and invest in such community development projects; and First Victoria Leasing, Inc., which was established for the purpose of transacting and accounting for leasing activities of the Bank. As of December 31, 2000, both PMV, Inc. and First Victoria Community Development Corporation were inactive. As of December 31, 2000, Citizens Bank of Texas, N.A. had one wholly owned operating subsidiary, Citizens Insurance Agency of Texas, Inc.

         INVESTMENT SECURITIES -- The Company accounts for investment securities in accordance with Statement of Financial Accounting Standards ("SFAS" ) No. 115 "Accounting for Certain Investments in Debt and Equity Securities". This standard requires the classification of securities into one of three categories: held-to-maturity, available-for-sale, or trading. Investments shall be classified as held-tomaturity and measured at amortized cost only if the reporting enterprise has the positive intent and ability to hold those securities to maturity. Securities that are bought and held principally for the purpose of selling them in the near term shall be classified as trading securities. Unrealized holding gains and losses related to trading securities shall be included in earnings. Investments not classified as trading securities or held-to-maturity securities shall be classified as available-for-sale securities. Securities that would be sold in response to changes in market interest rates and the securities' prepayment risk, needs for liquidity, or changes in the availability and yield on alternative investments are classified as available-for-sale. Available-for-sale securities are reported at fair value and any unrealized holding gains and losses are excluded from earnings and recorded as a net amount as a separate component of shareholders' equity (net of tax effect) until realized.

         LOANS AND LEASES RECEIVABLE -- Interest earned on commercial, agriculture and real estate loans is accrued daily, based upon the principal amounts outstanding. Interest on consumer loans is recorded on the level yield method. The recognition of income on a loan is discontinued, and previously accrued interest is reversed, when interest or principal payments become 90 days or more past due unless, in the opinion of management, the outstanding principal and interest are both well secured and in the process of collection. Loans to customers whose financial conditions have deteriorated and for which management has serious doubt as to the ability of the borrowers to comply with their loan repayment terms are considered for non-accrual status whether or not the loans are 90 days or more past due. Subsequent cash payments received are applied to the principal balance or recorded as interest income, depending upon management' s assessment of the ultimate collectibility of the loan. If cash payments received relate to a loan previously charged off in whole or in part, payments not applied to the remaining principal balance are recorded as recoveries.

         The Company accounts for impaired loans in accordance with SFAS No. 114 "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118 "Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosure". These standards address the accounting by creditors for impairment of certain loans as well as the accounting for troubled debt restructurings. A loan is impaired when, based on current information and events, it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans that fall within the scope of these standards are measured based on the present value of expected future cash flows for each loan discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

         The Company accounts for leases in accordance with SFAS No. 13 "Accounting for Leases". This standard addresses the accounting and reporting for leases by lessees and lessors. In the case of a leveraged lease, the lessor records the investment in the lease as the gross rental receivable (net of principal and interest on nonrecourse debt) and the estimated residual value net of unearned and deferred income. The investment less deferred taxes is used for computing income earned. Income is recognized based on the cash flow over the lease term and the rate of return on the positive net investment. In the case of an operating lease, the lessor records the leased property at cost in premises and equipment on the consolidated balance sheet. The property is depreciated using the lessor' s normal depreciation policy over the useful life of the asset. Rental income is recorded over the lease term as it becomes receivable according to the provision of the lease agreement.

         ALLOWANCE FOR LOAN AND LEASE LOSSES -- The allowance for loan and lease losses is established by a charge to income as a provision for loan and lease losses. Actual loan and lease losses or recoveries are charged or credited directly to this allowance. The provision for loan and lease losses is based on management's estimate of the amounts required to maintain an allowance adequate to reflect losses inherent in the loan portfolio at the balance sheet date; however, ultimate losses may vary from the current estimates. These estimates are reviewed periodically and adjustments are reported in earnings in the period in which they become known.

         PREMISES AND EQUIPMENT -- Premises and equipment are stated at cost less accumulated depreciation. Depreciation is calculated on the straight-line method, based on the estimated useful lives of the assets. Repairs and maintenance are charged to expense as incurred, and expenditures for renewals and improvements which materially increase the value of the property and have a benefit over more than one accounting period are capitalized. Estimated useful lives are 15 - 40 years for premises and 3 - 10 years for equipment.

         INCOME TAXES -- The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This standard allows the recognition of deferred tax assets and liabilities based on the expected future tax consequences of existing differences between financial reporting and tax reporting bases of assets and liabilities. The Company files an annual federal income tax return on a consolidated basis with its subsidiaries.

         GOODWILL AND INTANGIBLES -- Goodwill and intangibles resulting from acquisitions is amortized on a straight-line basis over the estimated period of benefit, not to exceed fifteen years. The Company evaluates whether events and circumstances have developed that warrant revision of the estimated benefit periods.

         RECOGNITION OF LOAN ORIGINATION FEES AND COSTS -- Loan origination and commitment fees and certain direct loan origination costs are analyzed on a quarterly basis in accordance with SFAS No. 91 "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." This standard requires the deferral of such commitment fees and direct costs at origination with the net amount amortized as an adjustment of the related loan' s yield over the contractual life of the related loan.

         FAIR VALUE OF FINANCIAL INSTRUMENTS -- Financial instruments are defined as cash, evidence of an ownership in an entity, or a contract that conveys or imposes on an entity the contractual right or obligation to either receive or deliver cash or another financial instrument. Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

         The Company operates as a going concern and, except for its investment securities portfolio, no active market exists for its financial instruments. Much of the information used to determine fair value is highly subjective and judgmental in nature and therefore the results may not be precise. The subjective factors include, among other things, estimates of cash flows, risk characteristics, credit quality, and interest rates, all of which are subject to change. Since the fair value is estimated as of the balance sheet date, the amounts which will actually be realized or paid upon settlement or maturity of the various instruments could be significantly different. Fair value estimates, methods, and assumptions for financial instruments, are set forth in Note 16 to the consolidated financial statements.

         COMPREHENSIVE INCOME -- Effective January 1, 1998 the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. The adoption of this Statement requires unrealized gains or losses on the Company' s investment portfolio be included in other comprehensive income.

         EARNINGS PER SHARE DATA -- Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. For each period presented, fully diluted earnings per share was computed by dividing net income by the weighted average number of common shares outstanding plus the incremental shares that would have been outstanding under the 1998 FVNB Corp. Stock Incentive Plan, upon the assumed exercise of these dilutive stock options.

         STOCK BASED COMPENSATION -- The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (Statement 123).

         SEGMENTS DISCLOSURE - Statement of Financial Accounting Standards ("SFAS" ) No. 131, "Disclosures about Segments of an Enterprise and Related Information" requires that public business enterprises report certain information about its operating segments in order to provide information about the different types of business activities in which an enterprise engages. Management of the Company believes that the Company operates in only one segment, commercial banking, and therefore the disclosures required by SFAS No. 131 are not applicable.

(2) STATEMENT OF CASH FLOWS: For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks and federal funds sold. Generally, federal funds are purchased and sold for one-day periods. Cash paid for interest during 2000, 1999 and 1998 amounted to approximately $18,584,000, $15,269,000 and $17,320,000, respectively. Cash paid for federal income taxes amounted to approximately $2,614,000, $2,335,000 and $1,190,000, during 2000, 1999 and 1998, respectively. Noncash transactions representing the transfer of non-performing loans to other real estate owned and foreclosed assets totaled approximately $1,038,000, $570,000 and $164,000 during 2000, 1999 and 1998, respectively.

(3) CASH AND DUE FROM BANKS: Cash and due from banks of approximately $8,962,000 and $6,756,000 at December 31, 2000 and 1999, respectively, were maintained to satisfy regulatory reserve requirements.

(4) INVESTMENT SECURITIES: During 2000, the Company sold various fixed rate securities with a total book value of approximately $10,000,000 resulting in a net loss of approximately $160,000. These securities were sold primarily for liquidity purposes. There were no called bonds during the year ended December 31, 2000. During 1999, the Company sold various fixed rate investment securities with a total book value of approximately $27,046,000 resulting in a net loss of approximately $64,000. These securities were sold primarily for liquidity purposes as well as to restructure the investment portfolio and fund loan demand. In addition, there were several called bonds during the same period with a total book value of approximately $17,000,000 resulting in a net gain of approximately $4,000. During 1998, the Company sold various fixed rate securities with a total book value of approximately $38,236,000. The sale of the securities resulted in a net gain of approximately $7,000. The securities were sold primarily for liquidity purposes and to improve the overall yield of the investment portfolio as well as the Company's potential tax position. Called bonds with a book value of approximately $57,965,000 resulted in a gain of approximately $34,000 during 1998.

         A comparison of investment securities at amortized cost and estimated market values, as determined by an independent broker, is as follows (in thousands):

                                                                                December 31, 2000
                                                                                -----------------
                                                                  Amortized   Unrealized   Unrealized    Market
                                                                     Cost        Gains       Losses       Value
                                                                     ----        -----       ------       -----

U.S. Treasuries                                                   $     192      $   0     $      0    $     192
U.S. Government Agencies                                            100,358         30       (1,116)      99,272
Mortgage-backed securities and collateralized
  mortgage obligations                                               41,275         45         (653)      40,667
State and political subdivisions                                        914          6           (1)         919
Other                                                                 3,363          0            0        3,363
                                                                  ---------      -----     --------    ---------

    Total                                                         $ 146,102      $  81     $ (1,770)   $ 144,413
                                                                  =========      =====     ========    =========

                                                                                  December 31, 1999
                                                                                  -----------------
                                                                    Amortized     Unrealized   Unrealized      Market
                                                                      Cost           Gains       Losses         Value
                                                                      ----           -----       ------         -----
U.S. Treasuries                                                     $     193       $     0    $      (2)     $    191
U.S. Government Agencies                                              111,253             0       (3,720)      107,534
Mortgage-backed securities and collateralized
  mortgage obligations                                                 48,168             1       (1,335)       46,833
State and political subdivisions                                        1,290             1          (10)        1,281
Other                                                                   2,937             0            0         2,937
                                                                    ---------       -------    ---------      --------

    Total                                                           $ 163,841       $     2    $  (5,067)     $158,776
                                                                    =========       =======    =========      ========

         As of December 31, 2000 and 1999, the Company's entire investment portfolio was classified as available-for-sale. As of December 31, 2000, this classification resulted in an unrealized loss of approximately $1,689,000. This was reflected as a decrease to available-for-sale securities of approximately $1,689,000 and a corresponding decrease to shareholders' equity and a deferred tax asset of approximately $1,115,000 and $574,000, respectively. As of December 31, 1999, the classification resulted in an unrealized loss of approximately $5,065,000. This was reflected as a decrease to available-for-sale securities of approximately $5,065,000 and a corresponding decrease to shareholders' equity and a deferred tax asset of approximately $3,343,000 and $1,722,000, respectively.

         The amortized cost and estimated market value of available-for-sale securities at December 31, by contractual maturity, are shown below, in thousands. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                 2000                           1999
                                                                                 ----                           ----
                                                                       Amortized        Market      Amortized         Market
                                                                         Cost           Value          Cost            Value
                                                                         ----           -----          ----            -----
Due in one year or less                                                $     689      $     690      $   1,883       $   1,877
Due after one year through five years                                     98,042         97,009         83,892          81,258
Due after five years through ten years                                     5,000          4,954         30,000          28,889
Due after ten years                                                       42,371         41,760         48,066          46,752
                                                                       ---------      ---------      ---------       ---------

    Total                                                              $ 146,102      $ 144,413      $ 163,841       $ 158,776
                                                                       =========      =========      =========       =========

         Securities with a par value of approximately $93,750,000 and $138,790,000 at December 31, 2000 and 1999, respectively, were pledged to secure public and trust deposits as required or permitted by law.

(5) LOANS AND LEASES AND ALLOWANCES FOR LOAN AND LEASE LOSSES AND OTHER REAL ESTATE OWNED: The Subsidiary Banks grant agriculture, commercial, real estate, and installment loans to customers primarily in southeast Texas. Although the Subsidiary Banks have diversified loan and lease portfolios, a substantial portion of its debtors' ability to honor their contracts is dependent upon the agricultural economic sector. As of December 31, loans and leases are classified in the following categories (in thousands):

                                                                  2000            1999
                                                                  ----            ----
    Commercial and financial                                   $ 101,323        $  88,660
    Mortgage real estate                                         207,175          157,693
    Construction real estate                                      19,906           12,887
    Agriculture                                                   81,724           74,715
    Consumer                                                      60,184           53,574
                                                               ---------        ---------
        Total loans and leases                                   470,312          387,529
    Less--
      Unearned income                                                (27)            (122)
      Allowance for loan and lease losses                         (5,080)          (4,573)
                                                               ---------        ---------
        Net loans and leases                                   $ 465,205        $ 382,834
                                                               =========        =========

Transactions in the allowance for loan and lease losses for the years ended December 31, were as follows (in thousands):

                                                      2000              1999           1998
                                                      ----              ----           ----
Balance at beginning of year                         $ 4,573          $ 3,308        $ 2,861
  Addition to reserve related to acquisitions             86              600              0
  Provision for loan and lease losses                    700               86              0
  Loans and leases charged off                          (950)            (803)          (524)
  Recoveries of loans and leases charged off             671            1,382            971
                                                     -------          -------        -------
Balance at end of year                               $ 5,080          $ 4,573        $ 3,308
                                                     =======          =======        =======

    As of December 31, 2000 and 1999 First Victoria Leasing, Inc., a wholly owned subsidiary of First Victoria National Bank, was an equity participant in the leveraged lease of an aircraft. As First Victoria National Bank has no general liability for the nonrecourse debt attributable to the acquisition of such asset, the debt has been offset against the related rentals receivable.The net investment in leveraged lease consists of (in thousands):

                                                                 2000        1999
                                                                 ----        ----
    Rentals receivable (net of principal and
      interest on nonrecourse debt)                             $ 5,772    $ 5,772
    Estimated residual value                                      6,375      6,375
    Unearned and deferred income                                 (4,486)    (4,887)
                                                                -------    -------
    Investment in leveraged leases                                7,661      7,260
    Deferred income taxes                                        (4,862)    (4,513)
                                                                -------    -------
    Net investment                                              $ 2,799    $ 2,747
                                                                =======    =======

    A summary of the components of income from leveraged lease follows:

                                                                  2000       1999
                                                                  ----       ----
    Income before income taxes                                  $   402    $   467
    Income tax benefit (expense)
      Current                                                       213      1,025
      Deferred                                                     (350)    (1,184)
                                                                -------    -------
    Net income from leveraged lease                             $   265    $   308
                                                                =======    =======

         Minimum annual rentals receivable (net of principal and interest on nonrecourse debt) under leveraged leases for the next five years beginning with 2001 are $1,290,000 and an aggregate of approximately $4,482,000 thereafter.

         The Company's allowance for loan and lease losses is based on the ongoing assessment of risks inherent in the loan and lease portfolio as well as the potential impact of certain off-balance sheet financial instruments. The components that comprise the allowance include: (1) specific allowances based upon the performance of individual loans and leases, and (2) a general allowance based upon such factors as economic trends; volume of past due and non-performing loans; changes in loan portfolio volume, composition and concentrations; loss factors based on a historical moving average of the actual loss history and performance of the loan portfolio as a whole over a period of time; and experience, ability, and effectiveness of lending management and staff. In addition, management considers historical loss factors established throughout the industry for companies of similar size and function as an additional means of evaluating the reasonableness of the allowance. Based on these factors, management of the Company believes that the allowance for loan and lease losses was adequate to cover expected losses at December 31, 2000 and 1999 and remains within the levels reported throughout the industry. As conditions are continually changing, it is necessary for management to regularly review the loan and lease portfolio as well as industry trends and economic factors to ensure that the allowance remains at a reasonable level and make adjustments as appropriate. Any changes to the allowance resulting from subsequent assessments and revised loss estimates will be reflected in future earnings.

         Loans and leases on which the accrual of interest has been discontinued amounted to approximately $1,937,000 and $2,013,000 at December 31, 2000 and 1999, respectively. The effect of the reversal of previously accrued interest on interest income was approximately $113,000, $84,000, and $31,000 for 2000, 1999 and 1998, respectively. If during 2000, 1999 and 1998, interest had been accrued at the contractual rates, interest income would have been increased by approximately $141,000, $156,000 and $98,000, respectively. The Company had restructured loans and leases of approximately $31,000 and $32,000 as of December 31, 2000 and 1999, respectively. The effect on net interest income resulting from the difference between the interest recognized on such restructured loans and leases and the interest that would have been recognized at the original rate was not material for 2000 or 1999 and totaled approximately $20,000 for 1998. Interest income recorded on restructured loans and leases for 2000, 1999 and 1998 was approximately $3,000, $1,000 and $129,000, respectively.

         Foreclosed assets are carried in other assets at the lower of the loan balance or estimated fair value less estimated selling costs and totaled approximately $19,000 and $297,000 at December 31, 2000 and 1999, respectively. The Company recorded net losses on the sale of foreclosed assets of approximately $15,000, $72,000 and $22,000 in 2000, 1999 and 1998,
respectively.

         Total impaired loans and leases on the Company's books (including non-accrual and restructured loans and leases) amounted to approximately $1,969,000 and $1,709,000 as of December 31, 2000 and 1999, respectively.
Approximately $496,000 and $471,000 of the allowance for loan and lease losses was allocated specifically to these loans and leases as of December 31, 2000 and 1999, respectively. The average balance of impaired loans and leases outstanding was approximately $1,515,000 and $2,191,000 during 2000 and 1999, respectively.

(6) PREMISES AND EQUIPMENT: The following is a summary of premises and equipment as of December 31, (in thousands):

                                                                2000          1999
                                                                ----          ----
    Land                                                     $   3,057     $   2,978
    Buildings                                                   15,672        15,031
    Furniture and furniture                                     28,932        27,824
                                                             ---------     ---------
                                                                47,661        45,833
    Less-- Accumulated depreciation                            (17,303)      (15,140)
                                                             ---------     ---------
                                                             $  30,358     $  30,693
                                                             =========     =========

         Furniture and equipment at December 31, 2000 and 1999 includes an aircraft with a net book value of approximately $17,538,000 and $18,551,000, respectively. This aircraft was purchased as part of a lease agreement as discussed in Note 19 to the consolidated financial statements.

(7) INCOME TAXES: The following represents a consolidated reconciliation between tax expense computed by applying the 34% statutory federal income tax rate to income before income taxes and reported federal income tax expense for the years ended December 31, (dollars in thousands):

                                                           2000                       1999                        1998
                                                  -----------------------    ------------------------   ------------------------
                                                               Percentage                  Percentage                 Percentage
                                                                of Pretax                   of Pretax                 of Pretax
                                                   Amount        Income       Amount         Income      Amount        Income
                                                   ------        ------       ------         ------      ------        ------
Calculated tax expense                            $ 4,402         34.0%      $ 3,957          34.0%     $ 3,129         34.0%
Increase (decrease) in taxes--
  Tax-exempt interest                                 (11)         (.1)          (21)          (.2)         (29)         (.3)
  Goodwill amortization                               279          2.2           200           1.7            0           .0
  Other, net                                           24           .2             0            .0           32           .3
                                                  -------        -----       -------         -----      -------        -----
                                                  $ 4,694         36.3%      $ 4,136          35.5%     $ 3,132         34.0%
                                                  =======        =====       =======         =====      =======        =====

         The Company recorded current federal income tax expense of approximately $3,074,000, $2,027,000 and $1,424,000 for 2000, 1999 and 1998,
respectively. In addition, the Company recognized deferred tax expense of approximately $1,620,000, $2,109,000 and $1,708,000 for 2000, 1999 and 1998,
respectively.

         The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". The statement requires the use of the asset and liability approach for financial accounting and reporting for income taxes. As of December 31, 2000 and 1999, the Company had net deferred tax liabilities of approximately $6,915,000 and $4,016,000, respectively, which are reflected in other liabilities in the consolidated financial statements. The tax effect of significant temporary differences at December 31, is as follows (in thousands):

                                                                  2000                 1999
                                                                  ----                 ----
    Allowance for loan and lease losses                        $    (432)           $    (497)
    Deferred compensation                                            176                  177
    Discount accretion                                               (81)                 (96)
    Pension plan                                                     140                  149
    Premises and equipment                                          (359)                (359)
    Lease income                                                  (6,840)              (5,241)
    Accrual to cash conversion on acquisition                        (66)                   0
    Other                                                            (27)                 129
                                                               ---------            ---------
    Net deferred tax liability from operations                    (7,489)              (5,738)
    Unrealized loss on securities                                    574                1,722
                                                               ---------            ---------
    Net deferred tax liability                                 $  (6,915)           $  (4,016)
                                                               =========            =========

(8) COMMITMENTS: The Subsidiary Banks are parties to financial instruments with off-balance-sheet risk in the normal course of business to meet the financial needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve elements of credit and interest rate risk which are not recognized in the consolidated financial statements.

          The Subsidiary Banks' exposure to credit loss, in the event of nonperformance by the customer, for commitments to extend credit and standby letters of credit is limited to the contractual amounts of those instruments. As of December 31, 2000 and 1999, the Subsidiary Banks had commitments to extend credit of approximately $130,103,000 and $132,361,000 and standby letters of credit of approximately $1,705,000 and $2,122,000, respectively. The following is a breakdown of commitments by type as of December 31, (in thousands):

                                                        2000          1999
                                                        ----          ----
    Commercial and financial                         $  49,531     $  48,265
    Real estate                                         15,400        17,505
    Agriculture                                         40,734        37,948
    Consumer                                            24,438        28,643
                                                     ---------     ---------
      Total                                          $ 130,103     $ 132,361
                                                     =========     =========

          Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses that may require payment of a fee. The total commitment amounts do not necessarily represent future cash requirements, since the commitments may expire without being drawn upon. The Subsidiary Banks evaluate each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Subsidiary Banks upon extension of credit, is based on management's credit evaluation of the counterparty. Standby letters of credit are conditional commitments issued by the Bank to guarantee performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies, but may include accounts receivable, inventory, equipment or real estate.

(9) EMPLOYEE BENEFITS: Effective January 1, 2001, the Company and its Subsidiary Banks adopted the FVNB Corp. Employees' Profit Sharing Plan. The plan is a 401(k) salary deferral plan under which participants are allowed to defer up to 15% of their compensation. In addition, participants are allowed to borrow up to 50% of their vested portion for specific purposes identified in the plan. The Company contributes a matching amount equal to 100% of the participant's contribution on all deferrals up to 3% of compensation and an additional 50% of the participant's contribution on all deferrals that exceed 3% but do not exceed 5%. This equates to a maximum employer matching contribution of 4% of the participant's compensation.

         Prior to January 1, 2001, each Subsidiary Bank maintained a separate 401(k) salary deferral plan. First Victoria National Bank's Employees'
Profit Sharing Plan was a 401(k) salary deferral plan which allowed employees to defer up to 15% of their compensation. In addition, participants were allowed to borrow up to 50% of their vested portion for specific purposes identified in the plan. Based upon the employee's contribution, First Victoria National Bank contributed a matching amount equal to 50% of the employee's contribution, not to exceed 5% of compensation. At the discretion of the Board of Directors, additional amounts could be contributed annually to the plan by First Victoria National Bank. All employees with at least one year of service are eligible to participate in the plan and employer contributions become fully vested after 7 years of service by the employee. The plan was administered by the Trust and Investment Management Department of First Victoria National Bank and was prohibited from investing in the common stock of the Company. Contributions to the plan by First Victoria National Bank for 2000, 1999 and 1998 were approximately $138,000, $137,000 and $131,000, respectively. Citizens Bank of Texas maintained a

401(k) salary deferral plan in which employees were allowed to defer up to 6% of their compensation. Based upon the employee's contribution, Citizens Bank of Texas contributed a matching amount equal to 25% of the employee's contribution. Expenses related to the plan during 2000 and 1999 were approximately $28,000 and $12,000, respectively.

         First Victoria National Bank's Incentive Compensation Plan is administered by the Compensation and Retirement Committee of the Board of Directors (the "Committee" ). The Committee determines which officers may participate in the plan and the extent of their participation. All awards are contingent upon First Victoria National Bank's attaining certain financial objectives established annually by the Committee. Prior to 1997, the plan provided for a portion of an annual award to be distributed in cash with the remainder in the form of performance units. Performance units were determined by dividing the portion of the award to be paid in performance units by the book value per share of common stock at the end of the year in which the award was earned. The performance units could be redeemed equally over the three years following the award at the option of the participant. Performance units entitled participants to receive a future payment in cash equal to the book value of the Company common stock at the date of redemption. As of January 1, 1997, no further awards were made pursuant to the Incentive Compensation Plan. Accruals of additional expense for each unredeemed performance award will continue to be made in future years to reflect increases in the book value per share of common stock of the Company. Total expense of this plan recorded by First Victoria National Bank for 2000, 1999 and 1998 was approximately $2,000, $8,000 and $18,000, respectively representing accruals for the increase in book value per share of common stock related to previously awarded performance units. No expense was recorded for cash awards or performance units during 2000, 1999 or 1998 under this plan.

         On July 15, 1997, the Compensation and Retirement Committee approved an Officer Annual Incentive Plan effective as of January 1, 1997. The revised plan is administered by the Committee and all awards are payable entirely in cash and are contingent upon the First Victoria National Bank's attaining various growth and financial objectives to be determined annually. Expense of approximately $355,000, $1,091,000 and $548,000 related to this plan was recorded during 2000, 1999 and 1998, respectively.

         A noncontributory defined benefit pension plan covers First Victoria National Bank's employees who meet specified age and length of service requirements. The plan holds assets comprised of U.S. Treasury bonds, U.S. Government agency securities, corporate bonds, notes and common stock. Funding is limited to the maximum amounts that are available for deduction for federal income tax purposes.

The plan provides for a single benefit formula that is based on the participant's final adjusted monthly compensation.

         Total pension expense for the years ended December 31, was as follows (in thousands):

                                                         2000          1999          1998
                                                         ----          ----          ----
Service cost                                             $ 389         $ 423         $ 422
Interest on projected benefit obligation                   490           469           462
Expected return on plan assets                            (757)         (680)         (577)
Net amortization and deferral                             (146)          (57)           16
                                                         -----         -----         -----
    Net periodic pension expense                         $ (26)        $ 155         $ 323
                                                         =====         =====         =====

Assumptions used in the accounting for the years ended December 31, were:

                                                             2000      1999
                                                             ----      ----
Discount rates                                               7.50%     7.75%
Expected long-term rate of return on assets                  9.00%     8.50%
Rates of increase in compensation levels                     4.50%     5.00%

The following table sets forth the plan's funded status as of December 31, (in thousands):

                                                                    2000               1999
                                                                    ----               ----
CHANGE IN BENEFIT OBLIGATION
Benefit obligation, beginning of year                             $  6,205           $ 6,679
Service cost                                                           389               423
Interest cost                                                          490               469
Actuarial loss (gain)                                                 (230)             (999)
Benefits paid                                                         (350)             (367)
                                                                  --------           -------
Benefit obligation, end of year                                   $  6,503           $ 6,205
                                                                  ========           =======

CHANGE IN PLAN ASSETS
Fair value of plan assets, beginning of year                      $  9,980           $ 8,899
Actual return on plan assets                                           670             1,123
Company contribution                                                     0               325
Benefits paid                                                         (349)             (367)
                                                                  --------           -------
Fair value of plan assets, end of year                            $ 10,301           $ 9,980
                                                                  ========           =======

Funded status of plan                                             $  3,798           $ 3,775
Unrecognized actuarial loss                                         (4,544)           (4,604)
Unrecognized prior service cost                                        331               388
                                                                  --------           -------
Accrued benefit cost reflected in the statement of
  financial position                                              $   (415)          $  (441)
                                                                  ========           =======

          In March 1998 the Company adopted the 1998 FVNB Corp. Stock Incentive Plan (the "1998 Plan") which provides for the granting of incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to directors, officers and key employees responsible for the direction and management of the Company or the Subsidiary Banks.

         On September 15, 1998, a total of 52,000 stock options were granted to certain directors and officers at an exercise price of $33.00, which equaled the market price of the underlying stock on September 15, 1998. An additional 1,000 options were granted on December 15, 1998 at an exercise price of $34.00, which also equaled the market price of the underlying stock on December 15, 1998. Subsequently, on May 18, 1999, an additional 59,000 stock options were granted to certain directors and officers at an exercise price of $32.50, which equaled the market price of the underlying stock at the date of grant. Finally, on May 16, 2000, an additional 69,600 stock options were granted to certain directors and officers at an exercise price of $36.25, which equaled the market price of the underlying stock at the date of grant. Options have a six-month vesting period for directors and a ratable three-year vesting period for officers. All options expire ten years from the date of grant. Options to acquire a total of 182,100 and 112,600 shares of common stock of the Company remained outstanding as of December 31, 2000 and 1999, respectively.

The following table represents a summary of the status of the outstanding stock options as of December 31:

                                                                         2000                               1999
                                                           ---------------------------------    -------------------------------
                                                                               Weighted Avg.                      Weighted Avg.
                                                           # of Shares        Exercise Price    # of Shares      Exercise Price
                                                           -----------        --------------    -----------      --------------
Balance at beginning of year                                  112,600              $ 32.74         53,000             $ 33.00
  Granted                                                      69,600                36.25         59,600               32.50
  Exercised                                                      (100)               32.50              0                   0
  Forfeited                                                         0                    0              0                   0
                                                              -------              -------        -------             -------
Balance at end of year                                        182,100              $ 34.08        112,600             $ 32.74
                                                              =======              =======        =======             =======

         In accordance with Statement 123, the fair value of stock options is estimated on the date of the grant using the Black-Scholes option pricing model for proforma footnote purposes with the following assumptions; for options granted during 2000: dividend yield of 3.54%, risk-free interest rate of 6.66%, and expected option life of 7 years. Expected volatility was assumed to be 32.70% over the term of the options.

         At December 31, 2000, the range of exercise prices and weighted average remaining contractual life of the outstanding options was $32.50 to $36.25, and approximately nine years, respectively. A total of 81,100 options were exercisable as of December 31, 2000. At December 31, 1999, the range of exercise prices and weighted average remaining contractual life of outstanding options was $32.50 to $34.00, and approximately nine years, respectively. No options were exercisable at December 31, 1998.

         As allowed by Statement 123, the Company applies APB No. 25 and related interpretations in accounting for its stock compensation plans. Accordingly, no compensation expense has been recognized for its stock options granted. Had the fair value method of accounting under Statement 123 been applied to the Company's stock option plans, the tax-effective impact would be as follows:

                                                 2000        1999
                                                 ----        ----
    Net income as reported                      $ 8,252     $ 7,502
    Estimated fair value of the
    year's options granted, net of tax             (801)       (381)
                                                -------     -------
    Net income adjusted                         $ 7,451     $ 7,121
                                                =======     =======
    Adjusted basic earnings per share           $  3.14     $  3.00
                                                =======     =======
    Adjusted diluted earnings per share         $  3.13     $  3.00
                                                =======     =======

(10) DEPOSITS: Time certificates of deposit of $100,000 or more amounted to approximately $100,316,000 and $95,900,000 at December 31, 2000 and 1999,
respectively. Interest expense for these deposits was approximately $5,505,000, $4,664,000 and $4,199,000 for 2000, 1999 and 1998, respectively.
The scheduled maturities of all time deposits outstanding as of December 31, were as follows (in thousands):

                                                 2000                  1999
                                                 ----                  ----
    Within one year                            $ 239,783            $ 174,003
    One to two years                              43,952               84,384
    Two to three years                            17,137               12,544
    Three to four years                            1,450                7,071
    Four to five years                             1,139                2,605
    After five years                               1,198                  727
                                               ---------            ---------
       Total                                   $ 304,659            $ 281,334
                                               =========            =========

(11) SHAREHOLDERS' EQUITY: On January 24, 2001, the Company's Board of Directors declared a regular cash dividend of $.35 per share payable on February 16, 2001 to shareholders of record, as of February 2, 2001. The principal source of the Company's cash revenues is dividends from First Victoria National Bank, and there are certain limitations on the payment of dividends to the Company by the First Victoria National Bank. The prior approval of the Office of the Comptroller of the Currency ("OCC") is required if the total of all dividends declared by a national bank in any calendar year would exceed the bank's net profits, as defined, for that year combined with its retained net profits for the preceding two calendar years less any required transfers to surplus. In order to fund the acquisition of Citizens Bank of Texas, the First Victoria National Bank paid a dividend to the Company for which it was required to receive the prior approval of the OCC. The OCC approved the special dividend and it approved future quarterly dividends to fund the standard cash dividend of the Company, provided that First Victoria National Bank's net income during future quarters is sufficient to support such quarterly dividends.

         The Parent Company and the Subsidiary Banks are subject to various capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators which, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Subsidiary Banks must meet specific capital guidelines that involve quantitative measures of the Subsidiary Banks' assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Subsidiary Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

         As of December 31, 2000, the most recent notification from the Office of the Comptroller of the Currency categorized the Subsidiary Banks as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Subsidiary Banks must maintain minimum total risk-based capital, Tier I risk-based capital and Tier I leverage ratios as set forth in the table below (dollars in thousands). There are no conditions or events since that notification that management believes have changed the Subsidiary Banks' category. Presented below are the capital ratios for the Company as of December 31, 2000 and 1999:

                                                                                                      To Be Well
                                                                  For Capital                      Capitalized Under
                                                                   Adequacy                        Prompt Corrective
                                          Actual                   Purposes                         Action-Provision
                                     -----------------        ---------------------------        ----------------------
                                     Amount      Ratio        Amount                Ratio        Amount           Ratio
                                     ------      -----        ------                -----        ------           -----
As of December 31, 2000:
  Total Capital
   (to Risk Weighted Assets):
    FVNB CORP.                       $59,851     12.28%        $38,987 GREATER THAN 8.00%       $48,734 GREATER THAN 10.00%
                                                                       OR EQUAL TO                      OR EQUAL TO
    First Victoria National Bank      49,039     12.06%         32,540 GREATER THAN 8.00%        40,675 GREATER THAN 10.00%
                                                                       OR EQUAL TO                      OR EQUAL TO
    Citizens Bank of Texas, N.A.      10,905     13.89%          6,280 GREATER THAN 8.00%         7,850 GREATER THAN 10.00%
                                                                       OR EQUAL TO                      OR EQUAL TO
  Tier I Capital
   (to Risk Weighted Assets)
    FVNB CORP.                       $54,771     11.24%        $19,494 GREATER THAN 4.00%       $29,240 GREATER THAN 6.00%
                                                                       OR EQUAL TO                      OR EQUAL TO
    First Victoria National Bank      45,098     11.09%         16,270 GREATER THAN 4.00%        24,405 GREATER THAN 6.00%
                                                                       OR EQUAL TO                      OR EQUAL TO
    Citizens Bank of Texas, N.A.       9,922     12.64%          3,140 GREATER THAN 4.00%         4,710 GREATER THAN 6.00%
                                                                       OR EQUAL TO                      OR EQUAL TO
  Tier I Capital
   (to Average Assets)
    FVNB CORP.                       $54,771      8.18%        $26,790 GREATER THAN 4.00%       $33,488 GREATER THAN 5.00%
                                                                       OR EQUAL TO                      OR EQUAL TO
    First Victoria National Bank      45,098      7.68%         23,492 GREATER THAN 4.00%        29,365 GREATER THAN 5.00%
                                                                       OR EQUAL TO                      OR EQUAL TO
    Citizens Bank of Texas, N.A.       9,922     11.60%          3,421 GREATER THAN 4.00%         4,277 GREATER THAN 5.00%
                                                                       OR EQUAL TO                      OR EQUAL TO

                                                                                                       To Be Well
                                                                   For Capital                      Capitalized Under
                                                                    Adequacy                        Prompt Corrective
                                           Actual                   Purposes                         Action-Provision
                                      -----------------        ---------------------------        ----------------------
                                      Amount      Ratio        Amount                Ratio        Amount           Ratio
                                      ------      -----        ------                -----        ------           -----
As of December 31, 1999:
  Total Capital
   (to Risk Weighted Assets)
    FVNB CORP.                        $57,508     13.28%        $34,634 GREATER THAN 8.00%       $43,293 GREATER THAN 10.00%
                                                                        OR EQUAL TO                      OR EQUAL TO
    First Victoria National Bank       48,341     13.05%         29,631 GREATER THAN 8.00%        37,039 GREATER THAN 10.00%
                                                                        OR EQUAL TO                      OR EQUAL TO
    Citizens Bank of Texas, N.A.        9,270     14.79%          5,016 GREATER THAN 8.00%         6,270 GREATER THAN 10.00%
                                                                        OR EQUAL TO                      OR EQUAL TO
  Tier I Capital
   (to Risk Weighted Assets)
    FVNB CORP.                        $52,935     12.23%        $17,317 GREATER THAN 4.00%       $25,976 GREATER THAN  6.00%
                                                                        OR EQUAL TO                      OR EQUAL TO
    First Victoria National Bank       44,479     12.01%         14,816 GREATER THAN 4.00%        22,224 GREATER THAN  6.00%
                                                                        OR EQUAL TO                      OR EQUAL TO
    Citizens Bank of Texas, N.A.        8,559     13.65%          2,508 GREATER THAN 4.00%         3,762 GREATER THAN  6.00%
                                                                        OR EQUAL TO                      OR EQUAL TO
  Tier I Capital
   (to Average Assets)
    FVNB CORP.                        $52,935      8.40%        $25,202 GREATER THAN 4.00%       $31,503 GREATER THAN  5.00%
                                                                        OR EQUAL TO                      OR EQUAL TO
    First Victoria National Bank       44,479      7.95%         22,378 GREATER THAN 4.00%        27,972 GREATER THAN  5.00%
                                                                        OR EQUAL TO                      OR EQUAL TO
    Citizens Bank of Texas, N.A.        8,559      9.43%          3,630 GREATER THAN 4.00%         4,537 GREATER THAN  5.00%
                                                                        OR EQUAL TO                      OR EQUAL TO

(12) EARNINGS PER SHARE: The weighted average number of shares outstanding during 2000 was 2,372,881. The weighted average number of shares outstanding during 1999 and 1998 was 2,372,792. The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

                                                                               December 31,
                                                                               ------------
                                                                2000               1999              1998
                                                                ----               ----              ----
NUMERATOR:
  Net income, as reported                                      $ 8,252            $ 7,502           $ 6,072
  Effect of dilutive securities                                      0                  0                 0
                                                               -------            -------           -------
  Numerator for diluted earnings per common share              $ 8,252            $ 7,502           $ 6,072
                                                               =======            =======           =======

DENOMINATOR:
  Denominator for basic earnings per share
   --weighted average shares                                     2,373              2,373             2,373
  Effect of dilutive securities:
   Outstanding stock options                                         6                  1                 0
                                                               -------            -------           -------
  Denominator for diluted earnings per share
   --adjusted weighted average
   and assumed option exercises                                  2,379              2,374             2,373
                                                               =======            =======           =======

Basic earnings per share                                       $  3.48            $  3.16           $  2.56
Diluted earnings per share                                     $  3.47            $  3.16           $  2.56

(13) RELATED PARTY TRANSACTIONS: In the ordinary course of business, the Subsidiary Banks make loans to certain directors and executive officers of the Company and entities related to those individuals, on substantially the same terms and conditions as loans to unrelated parties (see Note 5). An analysis of loans to directors and executive officers of the Company and entities related to those individuals, is provided for the years ended December 31, in the following table (in thousands):

                                                      2000         1999
                                                      ----         ----
    Balance at the beginning of year                 $ 3,545      $ 3,820
      Additions                                        1,151        4,026
      Reductions                                        (623)      (4,301)
                                                     -------      -------
    Balance at the end of year                       $ 4,073      $ 3,545
                                                     =======      =======

         Approximately 25.42% of the Company's outstanding stock was owned by principal shareholders, directors, and executive officers of the Company at December 31, 2000. The aggregate deposits owned by principal shareholders, directors, and executive officers of the Company at December 31, 2000 and 1999 amounted to approximately 2.35% and 1.97%, respectively, of total deposits.

(14) OTHER BORROWINGS: The following table represents the contractual principal reductions due on other borrowings of the Company as of December 31, in thousands. The weighted average contractual interest rate on the balances of other borrowings outstanding was 6.73% and 6.69% as of December 31, 2000 and 1999, respectively. The balances are comprised entirely of Federal Home Loan Bank advances.

                                         2000               1999
                                         ----               ----
    Within one year                 $       5,992     $          1,872
    One to two years                        2,230                5,590
    Two to three years                      4,668                1,951
    Three to four years                     5,381                4,432
    Four to five years                      4,367                5,069
    After 5 years                           7,833                8,913
                                    -------------     ----------------
    Total                           $      30,471     $         27,827
                                    =============     ================

(15) FAIR VALUE OF FINANCIAL INSTRUMENTS: The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

         The fair values of investment securities are based on quoted market prices or dealer quotes, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

         The fair values of loans and leases receivable are determined by dividing the loan portfolio into various groups having similar characteristics. The expected future cash flows of each group are then discounted using current period end market rates for similar loans. The assigned discount rate may or may not be the contractual rate in effect with the obligor. The rate is that at which a loan with similar credit risk and terms would be entered into at the balance sheet date and is determined using the Company's internal credit quality ranking and pricing system.

         The fair values of time deposits are determined by dividing the deposits into groups having similar characteristics. The expected future cash flows of each group are then discounted using current period end market rates for similar deposits.

         The fair values of other borrowings are determined by dividing the borrowings into groups having similar characteristics. The future cash flows of each grouping are then discounted using current period end market rates for similar borrowings.

         The fair values of cash and due from banks, federal funds sold, federal funds purchased and securities sold under agreements to repurchase, and accrued interest payable and receivable are assumed to approximate book value due to their short term nature. The fair values of demand deposits, savings deposits, and money market and IOC accounts are also assumed to approximate book value and reflect the amounts payable on demand as of the period end date.

         The fair values of commitments to extend credit are estimated using current interest rates and committed interest rates.

         The following table represents the estimated fair values of the Company's financial instruments as of December 31, in thousands:

                                                                                2000                          1999
                                                                      ------------------------      --------------------------
                                                                      Book Value    Fair Value      Book Value      Fair Value
                                                                      ----------    ----------      ----------      ----------
Financial Assets:
  Cash and due from banks                                              $ 32,086      $ 32,086        $ 26,993        $ 26,993
  Federal funds sold                                                     15,850        15,850          38,170          38,170
  Investment securities                                                 144,413       144,413         158,776         158,776
  Loans and leases receivable, net                                      465,205       464,509         382,834         376,572
  Accrued interest receivable                                             5,830         5,830           4,758           4,758
Financial Liabilities:
  Time deposits                                                         304,659       304,874         281,334         281,614
  Other deposits                                                        283,784       283,784         273,486         273,486
                                                                       --------      --------        --------        --------
    Total deposits                                                      588,443       588,658         554,820         555,100
  Federal funds purchased and securities
   sold under agreements to repurchase                                   12,000        12,000           3,750           3,750
  Other borrowings                                                       30,471        29,375          27,827          25,806
  Accrued interest payable                                                2,254         2,254           2,377           2,377
Off-Balance Sheet Instruments:
  Commitments to extend credit                                                0       130,103               0         132,361

(16) LITIGATION: In the normal course of business, the Company has become involved in routine claims and lawsuits, but management does not believe that the outcome of any of these matters will have a material adverse effect on the Company's financial condition or results of operations.

(17) TRUST ASSETS: Trust assets and other properties, except cash deposits, held by First Victoria National Bank in agency or other fiduciary capacities for its customers are not assets of the Company and, accordingly, are not included in the accompanying consolidated financial statements. The book value of trust assets (unaudited) was approximately $221,022,000 and $209,811,000 at December 31, 2000 and 1999, respectively.

(18) PARENT COMPANY ONLY FINANCIALS: Presented below are separate condensed financial statements for FVNB Corp. as of December 31 (in thousands):

                                                          BALANCE SHEET
                                                                                 2000                  1999
                                                                                 ----                  ----
ASSETS:
  Cash held in Bank                                                             $    42              $    42
  Investment in and note receivable from subsidiaries                            67,528               60,399
  Premises and equipment, net                                                        55                    0
  Other assets                                                                      200                  383
                                                                                -------              -------
    TOTAL ASSETS                                                                $67,825              $60,824
                                                                                =======              =======

LIABILITIES:
  Other borrowings                                                                  200                    0
  Accounts Payable                                                                   12                  184
  Other liabilities                                                                 141                  331
                                                                                -------              -------
    TOTAL LIABILITIES                                                               353                  515
                                                                                -------              -------

SHAREHOLDERS' EQUITY:
  Common Stock                                                                       24                   24
  Surplus                                                                        15,686               15,682
  Retained Earnings                                                              52,877               47,946
  Accumulated other comprehensive income--
   net unrealized losses on investment securities, net of tax                    (1,115)              (3,343)
                                                                                -------              -------
    TOTAL SHAREHOLDERS' EQUITY                                                   67,472               60,309
                                                                                -------              -------
    TOTAL LIABILITIES & SHAREHOLDERS' EQUITY                                    $67,825              $60,824
                                                                                =======              =======

                                                      INCOME STATEMENT
                                                                                       2000           1999                 1998
                                                                                       ----           ----                 ----
INCOME:
  Dividends from subsidiaries                                                         $3,522         $ 3,322             $ 20,933
  Interest income                                                                      4,865           4,852                1,409
                                                                                      ------         -------             --------
    TOTAL INCOME                                                                       8,387           8,174               22,342
                                                                                      ------         -------             --------
EXPENSES:
  Interest expense                                                                        17               0                    0
  Salaries and benefits                                                                  184               0                    0
  Professional fees                                                                       25             160                   46
  Other expense                                                                           41             169                    8
                                                                                      ------         -------             --------
    TOTAL EXPENSE                                                                        267             329                   54
                                                                                      ------         -------             --------
   Earnings before undistributed equity in earnings
    (losses) of subsidiaries and income tax benefit                                    8,120           7,845               22,288

  Income tax benefit                                                                     (98)           (112)                   0
                                                                                      ------         -------             --------
   EARNINGS BEFORE UNDISTRIBUTED EQUITY IN
    EARNINGS (LOSSES) OF SUBSIDIARIES                                                  8,218           7,957               22,288
  Undistributed equity in earnings (losses) of subsidiaries                               34           (452)             (16,216)
                                                                                      ------         -------             --------

    NET INCOME                                                                        $8,252         $ 7,505             $  6,072
                                                                                      ======         =======             ========

                                   STATEMENTS OF CASH FLOWS

                                                                                       2000           1999                1998
                                                                                       ----           ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                                                       $     8,252    $      7,505         $    6,072
  Adjustments to reconcile net income
   to net cash provided by operating activities -
    Depreciation                                                                             6               0                  0
    Undistributed equity in subsidiaries                                                   (34)            452             16,216
    Net change in other liabilities                                                        183             510                  4
    Net change in other assets                                                            (363)            993             (1,378)
                                                                                   -----------    ------------         ----------
      NET CASH PROVIDED BY OPERATING ACTIVITIES                                          8,044           9,460             20,914
                                                                                   -----------    ------------         ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for investments in and advances to subsidiaries                              (4,866)        (23,503)              (425)
  Additions to premises and equipment                                                      (61)              0                  0
                                                                                   -----------    ------------         ----------
      NET CASH USED IN INVESTING ACTIVITIES                                             (4,927)        (23,503)              (425)
                                                                                   -----------    ------------         ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from short term borrowings                                                      200               0                240
  Repayments of short term borrowings                                                        0               0               (240)
  Proceeds from issuance of common stock                                                     4               0                  0
  Dividends paid                                                                        (3,321)         (3,320)            (3,084)
                                                                                   -----------    ------------         ----------
      NET CASH USED IN FINANCING ACTIVITIES                                             (3,117)         (3,320)            (3,084)
                                                                                   -----------    ------------         ----------

      NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                   0         (17,363)            17,405

Cash and cash equivalents, beginning of year                                                42          17,405                  0
                                                                                   -----------    ------------         ----------

      CASH AND CASH EQUIVALENTS, END OF YEAR                                       $        42    $         42         $   17,405
                                                                                   ===========    ============         ==========

(19) OPERATING LEASES: In June 1999, First Victoria Leasing, Inc., a wholly owned operating subsidiary of First Victoria National Bank, became a participant in an operating lease of an aircraft. As a result, the Company's consolidated balance sheet reflects the aircraft at a book value of approximately $17,538,000 and $18,551,000 at December 31, 2000 and December 31, 1999, respectively and related nonrecourse debt of approximately $11,415,000 and $12,831,000 as of December 31, 2000 and December 31, 1999,
respectively. The debt calls for monthly payments of $190,000 over an original term of approximately seven years with a final balloon payment of approximately $2,285,000 due in April 2006. The average rate on the debt is 7.09%. The following table represents the contractual future rental income related to this transaction that was receivable as of December 31, 2000 and December 31, 1999, in thousands:

                                             2000                 1999
                                             ----                 ----
    Within one year                        $ 2,280              $ 2,280
    One to two years                         2,280                2,280
    Two to three years                       2,280                2,280
    Three to four years                      2,280                2,280
    Four to five years                       2,280                2,280
    After five years                           760                3,040
                                           -------              -------
    Total                                  $12,160              $14,440
                                           =======              =======

(20) ACQUISITIONS: On April 14, 2000, First Victoria National Bank paid approximately $6,722,000 to acquire Mid-Coast Savings Bank. The Bank acquired net loans of approximately $23,950,000 and deposits of approximately $33,532,000. Upon completion of the transaction, Mid-Coast Savings Bank merged with First Victoria National Bank and its existing branches, located in Edna and Ganado, Texas, began operating as branches of First Victoria National Bank. Total intangible assets associated with the acquisition were approximately $4,257,000. The Company accounted for this transaction using the purchase method.

         On January 29, 1999, FVNB Corp. paid approximately $17,384,000 to acquire CBOT Financial Corporation, the parent company of Citizens Bank of Texas, N.A. and Citizens Mortgage Company. The Parent Company acquired net loans of approximately $55,755,000 and deposits of approximately $82,432,000. Total intangible assets associated with the acquisition were approximately $9,616,000. Citizens Bank of Texas continues to operate as an independent subsidiary of the Parent Company. The existing banking facilities located in New Waverly, Huntsville and The Woodlands, Texas have kept the name Citizens Bank of Texas. The Company accounted for this transaction using the purchase method.

(21) QUARTERLY FINANCIAL DATA (UNAUDITED): The following table represents summarized quarterly financial data for the years ended December 31, 2000 and 1999 (in thousands, except per share amounts):

                                                     2000                                          1999
                                  ------------------------------------------      ----------------------------------------
                                  Fourth        Third   Second        First       Fourth      Third     Second      First
                                  Quarter      Quarter  Quarter      Quarter      Quarter    Quarter    Quarter    Quarter
                                  -------      -------  -------      -------      -------    -------    -------    -------
Total interest income              $13,366     $13,073  $12,791      $11,671      $11,333    $11,138    $11,968   $  10,361
Total interest expense               3,215       6,007    5,713        5,281        5,202      5,095      4,780       4,699
  Net interest income                7,151       7,006    7,078        6,390        6,131      6,043      7,188       5,662
                                   -------     -------  -------      -------      -------   --------   --------   ---------
Provision (credit) for loan
 and lease losses                      400         190       60           50          140         91      (150)           5
                                   -------     -------  -------      -------      -------   --------   --------   ---------
  Net interest income after
   provision (credit)                6,751       6,876    7,018        6,340        5,991      5,952      7,338       5,657
Non-interest income                  2,741       2,497    2,649        2,433        2,445      2,630      1,712       1,782
Non-interest expense                 6,531       5,950    6,324        5,554        6,189      5,198      5,394       5,088
                                   -------     -------  -------      -------      -------   --------   --------   ---------
  Income before
   income taxes                      2,961       3,423    3,343        3,219        2,247      3,384      3,656       2,351
Income tax expense                   1,059       1,249    1,228        1,158          829      1,114      1,351         842
                                   -------     -------  -------      -------      -------   --------   --------   ---------
  Net income                       $ 1,902     $ 2,174  $ 2,115      $ 2,061      $ 1,418   $  2,270   $  2,305   $   1,509
                                   =======     =======  =======      =======      =======   ========   ========   =========
Per share data:
  Basic earnings per share         $   .80     $   .92  $   .89      $   .87      $   .60   $    .96   $    .97   $     .63
  Diluted earnings per share       $   .80     $   .92  $   .89      $   .86      $   .60   $    .96   $    .97   $     .63

(22) ADOPTION OF SFAS NO. 133: SFAS NO. 133 "Accounting for Derivative Instruments and for Hedging Activities," requires companies to recognize all derivatives as either assets or liabilities in the statement of financial condition and measure all derivatives at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, depending on the type of hedge transaction. For fair value hedge transactions in which the Company is hedging changes in the fair value of an asset, liability, or firm commitment, changes in the derivative instrument's fair value will generally be offset in the statement of operations by changes in the hedged item's fair value. For cash flow hedge transactions in which the Company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified to earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current period earnings. SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," deferred the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," amended the accounting and reporting under SFAS No. 133 for certain derivative instruments, hedging activities, and decisions made by the Derivatives Implementation Group ("DIG"). The Company adopted these statements on January 1, 2001, and the adoption of these statements had no material impact on its consolidated financial statements or results of operations.

REPORTS OF

INDEPENDENT

PUBLIC

ACCOUNTANTS

REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of FVNB Corp.:

We have audited the accompanying consolidated balance sheets of FVNB Corp. and subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of income, comprehensive income, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of FVNB Corp. and subsidiaries for the year ended December 31, 1998 were audited by other auditors whose report dated January 22, 1999, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FVNB
Corp. and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP


January 26, 2001

REPORTS OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Shareholders and Board of Directors of FVNB Corp.:

We have audited the consolidated statements of income and comprehensive income, shareholders' equity and cash flows of FVNB Corp. and subsidiaries for the year ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the Company's operations and its cash flows for year ended December 31, 1998, in conformity with generally accepted accounting principles.


/s/ Arthur Andersen LLP


Houston, Texas
January 22, 1999

FINANCIAL

STATISTICS

FINANCIAL STATISTICS

         The following unaudited schedules and statistics are presented for additional information and analysis.

SELECTED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 2000             1999             1998             1997                1996
                                                 ----             ----             ----             ----                ----

Total interest income *                         $50,925          $44,837          $37,586          $33,089             $31,688

Total interest expense                           23,216           19,776           17,724           15,482              15,742
                                              ---------        ---------        ---------        ---------           ---------

    Net interest income                          27,709           25,061           19,862           17,607              15,946

Provision (credit) for loan and
  lease losses                                      700               86                0             (300)                  0
                                              ---------        ---------        ---------        ---------           ---------

    Net interest income after
      provision (credit)                         27,009           24,975           19,862           17,907              15,946

Non-interest income                              10,480            8,629            5,498            4,925               4,454

Securities (losses) gains                          (160)             (60)              41              (58)                 (9)

Non-interest expense                             24,359           21,869           16,146           15,180              14,279
                                              ---------        ---------        ---------        ---------           ---------

    Income before income taxes                   12,970           11,675            9,255            7,594               6,112

Taxable-equivalent
  adjustment *                                       24               37               51              116                 194

Income tax expense                                4,694            4,136            3,132            2,487               1,961
                                              ---------        ---------        ---------        ---------           ---------

    Net income                                $   8,252        $   7,502        $   6,072        $   4,991           $   3,957
                                              =========        =========        =========        =========           =========

Per share data:

    Dividends payout ratio                        40.26%           44.25%           50.81%           38.99%              38.39%

    Basic earnings per share                      $3.48            $3.16            $2.56            $2.10               $1.67

    Diluted earnings per share                    $3.47            $3.16            $2.56            $2.10               $1.67

    Dividends per share                           $1.40            $1.40            $1.30            $ .82               $ .64

Total assets                                   $709,407         $655,184         $553,164         $500,273            $462,265

Weighted average number of
  shares outstanding **                       2,372,881        2,372,792        2,372,792        2,372,792           2,372,792

Return on average assets                          1.22%            1.18%            1.16%            1.10%                .89%

Return on average equity                         13.21%           12.72%            9.83%            9.16%               7.67%

* TAX EXEMPT INCOME IS RECORDED ON A FULLY TAXABLE-EQUIVALENT BASIS. ** ACTUAL AMOUNTS, NOT IN THOUSANDS

LOAN AND LEASE MATURITY AND SENSITIVITY

The following table presents the principal maturities and rate sensitivity of the loan and lease portfolio as of December 31, 2000 and 1999 (in thousands):

                                                    2000                                           1999
                                -------------------------------------------    -------------------------------------------
                                             One to    After                                One to     After
                                   One        Five      Five                      One        Five       Five
                                   Year      Years     Years       Total          Year      Years      Years        Total
                                   ----      -----     -----       -----          ----      -----      -----        -----
Commercial and
  financial                     $  59,113  $  20,385  $ 21,825     $101,323    $  44,486   $ 26,703    $19,150    $ 90,339

Real estate                        90,142     79,353    57,586      227,081       42,794     77,537     48,570     168,901

Agriculture                        73,533      7,824       367       81,724       67,711      6,671        333      74,715

Consumer                           17,803     31,487    10,894       60,184       15,485     31,039      7,050      53,574
                                ---------  ---------  --------    ---------    ---------   --------    -------    --------

    Total                       $ 240,591  $ 139,049  $ 90,672    $ 470,312     $170,476   $141,950    $75,103    $387,529
                                =========  =========  ========    =========    =========   ========    =======    ========

Fixed interest rates            $  36,508  $  63,721  $ 48,773    $ 149,002    $  28,665   $ 57,480    $34,995    $121,140
                                =========  =========  ========    =========    =========   ========    =======    ========

Variable interest rates         $ 204,083  $  75,328  $ 41,899    $ 321,310    $ 141,811   $ 84,470    $40,108    $266,389
                                =========  =========  ========    =========    =========   ========    =======    ========

INVESTMENT SECURITIES PORTFOLIO ANALYSIS

         Set forth below is a breakdown of the total investment portfolio by maturity (or anticipated call date) and yield at December 31, 2000 (dollars in thousands). The restatement of municipal bond yields on a taxable-equivalent basis has been computed using a 34% federal income tax rate. All balances are reflected at amortized cost.

                                         Within           Over One to       Over Five to          Over
                                        One Year           Five Years        Ten Years          Ten Years
                                     --------------     ---------------   ---------------     -------------
                                     Amount   Yield     Amount    Yield   Amount    Yield     Amount  Yield        Total
                                     ------   -----     ------    -----   ------    -----     ------  -----        -----
U.S. Treasuries                       $192     6.16%   $     0     0.00%  $    0     0.00% $      0    0.00%     $    192
U.S. Government
Agencies                               100     7.00     95,258     4.87    5,000     6.42         0    0.00       100,358
Mortgage-backed
securities and
collateralized
mortgage obligations                     6     7.33      2,261     5.85        0     0.00    39,008    6.64        41,275
State and political
subdivisions                           391     6.52        523     6.89        0     0.00         0    0.00           914
Other                                    0     0.00          0     0.00        0     0.00     3,363    6.57         3,363
                                      ----     ----    -------     ----   ------    -----   -------    ----      --------

Total                                 $689     6.50%   $98,042     5.74%  $5,000     6.42%  $42,371    6.64%     $146,102
                                      ====     ====    =======     ====   ======     ====   =======    ====      ========

RATE/VOLUME ANALYSIS

         The following table analyzes the change in net interest income for each of the last two years. Nonaccruing loans have been included in assets for these computations, thereby reducing yields on these investments. The allocation of the rate/volume variance has been made, consistently for both periods presented pro-rata on the percentage that volume and rate variances produce (dollars in thousands).

                                                                                             Increase (Decrease) due to
                                                                                          ---------------------------------
                                                                              Increase                                Rate/
                                                                             (Decrease)    Volume       Rate         Volume
                                                                             ----------    ------       ----         ------
2000 COMPARED TO 1999:
  Interest income:
    Due from banks                                                           $      11    $      5     $     1     $       5
    Federal funds sold                                                            (162)       (491)        460          (131)
    Investment securities-taxable                                               (1,206)     (1,413)        215            (8)
    Investment securities-tax-exempt *                                             (38)        (43)          8            (3)
    Loans and leases                                                             7,483       6,125       1,248           110
                                                                             ---------    --------     -------     ---------
  Total                                                                          6,088       4,183       1,932           (27)
                                                                             ---------    --------     -------     ---------

  Interest expense:
    Deposits                                                                     3,422       1,626       1,600           196
    Federal funds purchased and securities sold
      under agreements to repurchase                                              (376)       (511)        284          (149)
    Other borrowings                                                                79         (63)         11             5
                                                                             ---------    --------     -------     ---------
  Total                                                                          3,125       1,178       1,895            52
                                                                             ---------    --------     -------     ---------

Net interest income before allocation of rate/volume                             2,963       3,005          37           (79)
Allocation of rate/volume                                                            0         (78)         (1)           79
                                                                             ---------    --------     -------     ---------
  Change in net interest income                                              $   2,963    $  2,927     $    36     $       0
                                                                             =========    ========     =======     =========
1999 COMPARED TO 1998:
  Interest income:
    Due from banks                                                           $      (1)   $      0     $    (1)    $       0
    Federal funds sold                                                             259         410        (117)          (34)
    Investment securities-taxable                                                 (795)       (196)       (621)           22
    Investment securities-tax-exempt *                                             (41)        (30)        (15)            4
    Loans and leases                                                             7,829       7,889          37           (97)
                                                                             ---------    --------     -------     ---------
  Total                                                                          7,251       8,073        (717)         (105)
                                                                             ---------    --------     -------     ---------
  Interest expense:
    Deposits                                                                     1,080       2,956      (1,587)         (289)
    Federal funds purchased and securities sold
      under agreements to repurchase                                               541         585         (18)          (26)
    Other borrowings                                                              (118)       (123)          6            (1)
                                                                             ---------    --------     -------     ---------
  Total                                                                          1,503       3,418      (1,599)         (316)
                                                                             ---------    --------     -------     ---------

Net interest income before allocation of rate/volume                             5,748       4,655         882           211
Allocation of rate/volume                                                            0         177          34          (211)
                                                                             ---------    --------     -------     ---------
  Change in net interest income                                              $   5,748    $  4,832     $   916     $       0
                                                                             =========    ========     =======     =========

AVERAGE BALANCE SHEETS AND INTEREST RATES (1)

                                                                                                  2000
                                                                            --------------------------------------------
                                                                               (5)              Interest
                                                                             Average             Income/          Yield/
ASSETS                                                                       Balance             Expense           Cost
                                                                            --------------------------------------------
Earning assets:
Due from banks                                                              $     195          $      12           6.05%
Federal funds sold                                                             24,390              1,516           6.11
Investment securities, available-for-sale:
Taxable                                                                       154,002              9,053           5.88
Tax-exempt (2)                                                                  1,004                 71           7.09
Loans and lease receivable (3)                                                431,328             40,273           9.34
                                                                            ---------          ---------           ----
Total earning assets                                                          610,919             50,925           8.34
                                                                            ---------          ---------           ----
Less allowance for loan and lease losses                                       (4,629)
Non-earning assets                                                             76,721
                                                                            ---------
TOTAL ASSETS                                                                $ 683,011
                                                                            =========

LIABILITIES

Interest bearing liabilities:
Deposits:
Savings, IOC, and money market
accounts                                                                    $ 172,148          $   4,545           2.64%
Time deposits                                                                 295,616             16,133           5.46
                                                                            ---------          ---------           ----
Total interest bearing deposits                                               467,764             20,678           4.42
Federal funds purchased and securities sold
under agreement to repurchase                                                   9,033                581           6.33
Other borrowings (4)                                                           16,955              1,093           6.34
                                                                            ---------          ---------           ----
Total interest bearing liabilities                                            493,752             22,352           4.53
                                                                            ---------          ---------           ----
Non-interest bearing liabilities:
Demand deposits                                                                99,658
Other liabilities                                                              23,421
                                                                            ---------
Total non-interest bearing liabilities                                        123,079
Shareholders' Equity                                                           66,180
                                                                            ---------
TOTAL LIABILITIES AND
SHAREHOLDERS' EQUITY                                                        $ 683,011
                                                                            =========

Net Interest Income                                                                            $  28,573
                                                                                               =========

Interest Differential                                                                                              3.81%
                                                                                                                   ====
Net Interest Margin                                                                                                4.68%
                                                                                                                   ====

(1) DOLLARS IN THOUSANDS; INCOME AND RATES ON TAXABLE-EQUIVALENT BASIS; AVERAGES COMPUTED ON A DAILY YEAR-TO-DATE BASIS.
(2) INCLUDES TAXABLE-EQUIVALENT ADJUSTMENTS BASED ON 34%.
(3) INCLUDES LOANS PLACED ON NON-ACCRUAL.
(4) EXCLUDES BORROWINGS RELATED TO AIRCRAFT DEBT FOR PRESENTATION PURPOSES.
(5) ALL AMOUNTS SHOWN AT AMORTIZED COST.

                    1999                                                          1998
------------------------------------------------          ------------------------------------------------
  (5)             Interest                                       (5)          Interest
Average           Income/                  Yield/            Average           Income/              Yield/
Balance           Expense                   Cost             Balance           Expense               Cost
------------------------------------------------          ------------------------------------------------
$      33    $            1                 2.99%         $           36     $          2            5.48%
   34,447             1,678                 4.80                  26,726            1,419            5.24

  178,139            10,259                 5.76                 181,303           11,054            6.10
    1,641               109                 6.64                   2,036              150            7.37
  364,390            32,790                 9.00                 277,795           24,961            8.99
---------    --------------               ------          --------------     ------------          ------
  578,650            44,837                 7.75                 487,896           37,586            7.70
---------    --------------               ------          --------------     ------------          ------
   (4,327)                                                        (3,062)
   65,654                                                         40,737
---------                                                 --------------
$ 639,977                                                      $ 525,571
=========                                                 ==============


$ 176,445    $        4,533                 2.57%               $150,982     $      4,434           2.94%
  260,108            12,723                 4.89                 218,945           11,742            5.36
---------    --------------               ------          --------------     ------------          ------
  436,553            17,256                 3.95                 369,927           16,176            4.37

   19,330               957                 4.88                   8,033              416            5.11
   15,961             1,014                 6.27                  17,915            1,132            6.23
---------    --------------               ------          --------------     ------------          ------
  471,844            19,227                 4.07                 395,875           17,724            4.48
---------    --------------               ------          --------------     ------------          ------

   90,231                                                         60,848
   16,749                                                          6,923
---------                                                 --------------
  106,980                                                         67,771
   61,153                                                         61,925
---------                                                 --------------

$ 639,977                                                      $ 525,571
=========                                                 ==============

                   $ 25,610                                                      $ 19,862
                   ========                                                      ========

                                            3.68%                                                    3.22%
                                          ======                                                   ======

                                            4.43%                                                    4.07%
                                          ======                                                   ======

COMMON STOCK MARKET PRICES AND DIVIDENDS

         The Company's common stock is listed on the over-the-counter market, symbol FVNB, and is quoted in the National Market System (NMS) of NASDAQ. The number of shareholders of record of common stock at December 31, 2000 was
611. The following table shows the range of high and low quotes per share of common stock of the Company on the over-the-counter market, as reported by NASDAQ. Over-the-counter market quotations reflect inter-dealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

                                    2000                           1999
                                    ----                           ----
                             High          Low              High         Low
                             ----          ---              ----         ---
First Quarter               $39.500      $29.938           $36.000      $32.000
Second Quarter               35.000       31.500            34.500       27.000
Third Quarter                36.000       33.500            33.000       29.000
Fourth Quarter               36.250       35.000            40.000       30.500

         Total dividends paid during 2000 and 1999 were $1.40 per share, respectively. See "Capital" section (page 18) in the Financial Section and "Shareholders' Equity" (page 38) in Note 11 to the consolidated financial statements for further discussion of the payment of dividends and restrictions.

DIRECTORS

AND

OFFICERS

                      EXECUTIVE OFFICERS OF FVNB CORP.

           David M.Gaddis                              Dana K.Fowler
        PRESIDENT AND CHIEF                       SECRETARY AND PRINCIPAL
         EXECUTIVE OFFICER                           ACCOUNTING OFFICER

                   EXECUTIVE OFFICERS OF SUBSIDIARY BANKS

                        FIRST VICTORIA NATIONAL BANK

                              Michael S.Anderson
                             CHAIRMAN OF THE BOARD

          M.Russell Marshall                     John E."Buddy "Billups
PRESIDENT & CHIEF EXECUTIVE OFFICER            EXECUTIVE VICE PRESIDENT &
                                              BUSINESS DEVELOPMENT MANAGER
            *C.Dee Harkey
      EXECUTIVE VICE PRESIDENT &                   *Kenneth L.Vickers
       CHIEF OPERATING OFFICER                 EXECUTIVE VICE PRESIDENT &
                                                 CHIEF LENDING OFFICER
            H.Allen Jones
       SENIOR VICE PRESIDENT                         Sue Jurischk
                                                 SENIOR VICE PRESIDENT
           Steve Meacham
     SENIOR VICE PRESIDENT &                         John E.Zacek
       SENIOR TRUST OFFICER                      SENIOR VICE PRESIDENT

                          CITIZENS BANK OF TEXAS, N.A.

         Roger D. Lawrence                        W. Russell Barnett
PRESIDENT & CHIEF EXECUTIVE OFFICER           EXECUTIVE VICE PRESIDENT &
                                                 SENIOR LOAN OFFICER

           Joe C. Boaz                             Debra K. Mitcham
    EXECUTIVE VICE PRESIDENT                 EXECUTIVE VICE PRESIDENT &
                                              SENIOR OPERATIONS OFFICER

                  DIRECTORS OF CITIZENS BANK OF TEXAS, N.A.

           Joe C. Boaz                               John Burton
        David M. Gaddis                           Roger D. Lawrence
       Charles Milstead                            Debra K. Mitcham

                              ADVISORY DIRECTORS

      W. Russell Barnett                          Raymond Belinowski
     Stephen Dawson, Sr.                             John Parker

             *ADVISORY DIRECTORS OF FIRST VICTORIA NATIONAL BANK

                             DIRECTORS OF FVNB CORP.
             SEATED LEFT TO RIGHT: JAMES ROBERT MCCAN, RANCHING;
                O.D. EDWARDS, JR., RANCHING, FARMING, OIL & GAS;
        ROGER WELDER, VICE-CHAIRMAN OF THE BOARD, RANCHING, OIL & GAS;
         MICHAEL S. ANDERSON, CHAIRMAN OF THE BOARD, ATTORNEY AT LAW;
                          WALTER T. HAENGGI, RANCHING;
               THOMAS LANE KELLER, CERTIFIED PUBLIC ACCOUNTANT
        STANDING LEFT TO RIGHT: THOMAS M. O'CONNOR, RANCHING, FARMING;
          DAVID P. ENGEL, MANAGING PARTNER, ENGEL INVESTMENTS, LLC;
               J. E. MCCORD, RETIRED, REAL ESTATE DEVELOPMENT;
            DAVID M. GADDIS, PRESIDENT & CHIEF EXECUTIVE OFFICER;
            ROBERT L. HALEPESKA, EXECUTIVE VICE PRESIDENT, M.G.&
                         LILLIE JOHNSON FOUNDATION;
            BILLY W. RUDDOCK, RETIRED, FORMERLY EXECUTIVE ASSISTANT
                TO THE PRESIDENT OF FIRST VICTORIA NATIONAL BANK

           DIRECTORS OF FVNB CORP. ARE ALSO DIRECTORS OF SUBSIDIARY
                        FIRST VICTORIA NATIONAL BANK

TRANSFER AGENT AND REGISTRANT

Mellon Investor Services, L.L.C. 85 Challenger Road Ridgefield Park, NJ 07660 NASDAQ Symbol: FVNB Shareholder Information: USA: (800) 635-9270 - Foreign:
(201) 329-8660 TDD Hearing Impaired: USA: (800) 231-6469 - Foreign: (201)
329-8354

INDEPENDENT PUBLIC ACCOUNTANTS

KPMG LLP 700 Louisiana, Suite 3100 Houston, Texas 77002

INVESTOR INQUIRIES

FVNB Corp. news releases, including earnings announcements, are available by fax by calling 1-800-758-5804. The six digit code is 124759. This electronic, menu-driven system allows callers to receive specific FVNB Corp. releases via fax within minutes of request.

News releases from FVNB Corp. are also available on the World Wide Web at http://www.prnewswire.com.

FORM 10-K

A COPY OF FVNB CORP.'S FORM 10-K, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO (BUT NOT INCLUDING EXHIBITS THERETO), IS AVAILABLE TO SHAREHOLDERS AT NO CHARGE. PLEASE DIRECT REQUESTS TO: DANA K. FOWLER, SECRETARY, FVNB CORP., 101 S. MAIN STREET, SUITE 508, VICTORIA, TEXAS 77901.